EXHIBIT 10.1

EXECUTION VERSION

TERM CREDIT AGREEMENT

dated as of August 28, 2024,

by and among

WASTE MANAGEMENT, INC.,

as the Borrower,

WASTE MANAGEMENT HOLDINGS, INC.,

as Guarantor,

the BANKS party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMorgan chase bank, n.a.,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

§1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	§1.1.	Definitions	1
	§1.2.	Rules of Interpretation	24
	§1.3.	Interest Rates	24
	§1.4.	Effectuation of Transactions	25

§2.	THE LOANS		25
	§2.1.	Loans	25
	§2.2.	Fees	25
	§2.3.	Termination and Reduction of Commitments	26
	§2.4.	Borrowings, Conversions and Continuations of Loans	27
	§2.5.	[Reserved]	28
	§2.6.	[Reserved]	28
	§2.7.	Prepayments	28
	§2.8.	Repayment of Loans	29
	§2.9.	Interest	29
	§2.10.	Computation of Interest and Fees	30
	§2.11.	Evidence of Debt	30
	§2.12.	Payments Generally; Administrative Agent’s Clawback	30
	§2.13.	Sharing of Payments by Banks	31
	§2.14.	[Reserved]	32
	§2.15.	[Reserved]	32
	§2.16.	[Reserved]	32
	§2.17.	Defaulting Banks	32
	§2.18.	Replacement of Banks; Termination of Commitments	33

§3.	TAXES, YIELD PROTECTION AND ILLEGALITY		34
	§3.1.	Taxes	34
	§3.2.	Illegality	38
	§3.3.	Inability to Determine Rates	39
	§3.4.	Increased Costs	41
	§3.5.	Compensation for Losses	42
	§3.6.	Mitigation Obligations; Replacement of Banks	42
	§3.7.	Survival	43

§4.	[RESERVED]		43

§5.	[RESERVED]		43

§6.	REPRESENTATIONS AND WARRANTIES		43
	§6.1.	Corporate Authority	43
	§6.2.	Governmental and Other Approvals	44
	§6.3.	Title to Properties; Leases	44
	§6.4.	Financial Statements; Solvency	44
	§6.5.	No Material Changes, Etc	44
	§6.6.	Franchises, Patents, Copyrights, Etc	44

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	§6.7.	Litigation	44
	§6.8.	No Materially Adverse Contracts, Etc	45
	§6.9.	Compliance With Other Instruments, Laws, Etc	45
	§6.10.	Tax Status	45
	§6.11.	No Event of Default	45
	§6.12.	Investment Company Act	45
	§6.13.	[Reserved]	45
	§6.14.	Employee Benefit Plans	45
	§6.15.	Environmental Compliance	47
	§6.16.	Disclosure	48
	§6.17.	Permits and Governmental Authority	48
	§6.18.	Margin Stock	48
	§6.19.	Sanctions	48
	§6.20.	Anti-Corruption Laws; Sanctions	48
	§6.21.	Affected Financial Institutions; Beneficial Ownership Certification; Covered Entities	48

§7.	AFFIRMATIVE COVENANTS OF THE BORROWER		48
	§7.1.	Punctual Payment	49
	§7.2.	Maintenance of U.S	49
	§7.3.	Records and Accounts	49
	§7.4.	Financial Statements, Certificates and Information	49
	§7.5.	Existence and Conduct of Business	50
	§7.6.	Maintenance of Properties	51
	§7.7.	Insurance	51
	§7.8.	Taxes	51
	§7.9.	Inspection of Properties, Books and Contracts	51
	§7.10.	Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits	52
	§7.11.	Environmental Indemnification	52
	§7.12.	Further Assurances	52
	§7.13.	Notice of Potential Claims or Litigation	52
	§7.14.	Notice of Certain Events Concerning Environmental Claims and/or ERISA Reportable Events	52
	§7.15.	Notice of Default	53
	§7.16.	Use of Proceeds	53
	§7.17.	Certain Transactions	54
	§7.18.	Anti-Corruption Laws	54

§8.	NEGATIVE COVENANTS OF THE BORROWER		54
	§8.1.	Restrictions on Indebtedness	54
	§8.2.	Restrictions on Liens	55
	§8.3.	[Reserved]	55
	§8.4.	Mergers, Consolidations, Sales	55
	§8.5.	[Reserved]	56
	§8.6.	Canadian Defined Benefit Pension Plans	56
	§8.7.	Sanctions	56
	§8.8.	Anti-Corruption Laws	56

§9.	FINANCIAL COVENANT		57

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§10.	CONDITIONS PRECEDENT TO EFFECTIVE DATE		57

§11.	CONDITIONS PRECEDENT TO FUNDING DATE		58

§12.	EVENTS OF DEFAULT; ACCELERATION; TERMINATION OF COMMITMENTS		59
	§12.1.	Events of Default and Acceleration	59
	§12.2.	Termination of Commitments	61
	§12.3.	Remedies	61
	§12.4.	Application of Receipts	61

§13.	SETOFF		62

§14.	EXPENSES		62

§15.	THE AGENT		63
	§15.1.	Authorization and Action	63
	§15.2.	Exculpatory Provisions	63
	§15.3.	JPMorgan and Affiliates	65
	§15.4.	Delegation of Duties	65
	§15.5.	Reliance by the Administrative Agent	65
	§15.6.	Bank Credit Decision	66
	§15.7.	Indemnification	66
	§15.8.	Successor Administrative Agent	67
	§15.9.	Arranger	67
	§15.10.	Bank ERISA Matters	67
	§15.11.	Recovery of Erroneous Payments	68
	§15.12.	Posting of Communications	69

§16.	INDEMNIFICATION; LIMITATION OF LIABILITY		70

§17.	AMENDMENTS, WAIVERS, ETC		71

§18.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION		72
	§18.1.	Confidentiality	72
	§18.2.	Prior Notification	73
	§18.3.	Other	73

§19.	SURVIVAL OF COVENANTS, ETC		73

§20.	ASSIGNMENT AND PARTICIPATION		74

§21.	PARTIES IN INTEREST		75

§22.	NOTICES, ETC		76

§23.	[RESERVED]		77

§24.	[RESERVED]		77

§25.	WAIVER OF JURY TRIAL		77

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§26.	GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC		78
	§26.1.	GOVERNING LAW	78
	§26.2.	SUBMISSION TO JURISDICTION	78
	§26.3.	SERVICE OF PROCESS	78

§27.	SEVERABILITY		78

§28.	GUARANTY		79
	§28.1.	Guaranty	79
	§28.2.	Guaranty Absolute	79
	§28.3.	Enforcement	79
	§28.4.	Waiver	80
	§28.5.	Expenses	80
	§28.6.	Concerning Joint and Several Liability of the Guarantor	80
	§28.7.	Waiver	81
	§28.8.	Subrogation; Subordination	82
	§28.9.	Consent and Confirmation	82

§29.	PRO RATA TREATMENT		82

§30.	FINAL AGREEMENT		83

§31.	USA PATRIOT Act		83

§32.	NO ADVISORY OR FIDUCIARY RESPONSIBILITY		83

§33.	PAYMENTS SET ASIDE		83

§34.	COUNTERPARTS; ELECTRONIC EXECUTION		84

§35.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS		85

§36.	INTEREST RATE LIMITATION		85

§37.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS		85

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EXHIBITS:

Form of:
Exhibit A	Loan Notice
Exhibit B	Compliance Certificate
Exhibit C	Assignment and Assumption
Exhibit D-1-4	U.S. Tax Compliance Certificates
Exhibit E	Solvency Certificate

SCHEDULES:

Schedule 1.1	Existing Liens
Schedule 2.1	Commitments
Schedule 6.7	Litigation
Schedule 6.15	Environmental Compliance
Schedule 8.1(a)	Existing Indebtedness
Schedule 22	Certain Addresses for Notices

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TERM CREDIT AGREEMENT dated as of August 28, 2024, by and among WASTE MANAGEMENT, INC., a Delaware corporation (the “Borrower”), WASTE MANAGEMENT HOLDINGS, INC., a Delaware corporation (the “Guarantor”), the BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that the Banks make Loans to the Borrower, and the Banks have agreed to make such Loans to the Borrower on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

§1.           DEFINITIONS AND RULES OF INTERPRETATION.

§1.1.         Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

“Accountants”. See §7.4(a).

“Acquired Company”. Stericycle, Inc., a Delaware corporation.

“Acquired Company Credit Facilities Refinancing”. The repayment in full of all Indebtedness outstanding under the Amended and Restated Credit Agreement, dated as of September 30, 2021, as amended, by and among the Acquired Company, certain subsidiaries of the Acquired Company, the lenders party thereto, Bank of America, N.A., as administrative agent, and certain other parties thereto, and the termination of all commitments thereunder, the cancellation or termination of all letters of credit outstanding thereunder, or the cash collateralization or backstop thereof in a manner reasonably satisfactory to the issuing bank thereof, and the release of all Guaranties and Liens created pursuant thereto or the making of arrangements reasonably satisfactory to the Administrative Agent for the release thereof.

“Acquired Company Disclosure Documents”. Filings made by the Acquired Company with the Securities and Exchange Commission that were publicly available prior to the Effective Date.

“Acquired Company Senior Notes”. The 3.875% senior notes due 2029 of the Acquired Company.

“Acquisition”. Any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Daily Simple SOFR”. An interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted Term SOFR”. For any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Administrative Agent”. JPMorgan (or any of its designated branch offices or Affiliates) in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Account”. Such account of the Administrative Agent as the Administrative Agent may from time to time notify to the Borrower and the Banks.

“Administrative Questionnaire”. An Administrative Questionnaire in the form of provided by the Administrative Agent.

“Affected Bank”. See §2.18.

“Affected Financial Institution”. (a) Any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement”. This Term Credit Agreement, including the Schedules and Exhibits hereto, as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof.

“Ancillary Document”. See §34.

“Applicable Percentage”. With respect to any Bank at any time, (a) at any time on or prior to the funding of the Loans on the Funding Date, the percentage (carried out to the ninth decimal place) of the aggregate amount of the Commitments of all Banks represented by such Bank’s Commitment at such time and (b) at any time thereafter, the percentage (carried out to the ninth decimal place) of the aggregate outstanding principal amount of the Loans of all Banks represented by the aggregate outstanding principal amount of the Loans held by such Bank at such time.

“Applicable Rate”. For any day, with respect to any Base Rate Loans, any Term SOFR Loans or, if applicable pursuant to §3.3, any Daily Simple SOFR Loans, or with respect to the Ticking Fees payable hereunder, as the case may be, the applicable rate per annum for such day set forth in the Pricing Table under the caption “Applicable Margin Base Rate Loans”, “Applicable Margin Term SOFR/Daily Simple SOFR Loans” and “Ticking Fee Rate”, as the case may be.

“Applicable Requirements”. See §7.10.

“Approved Electronic Platform”. See §15.12.1.

“Approved Fund”. Any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Bank or (b) a Bank Affiliate.

“Arranger”. JPMorgan as sole lead arranger and sole bookrunner for the credit facility provided herein.

“Assignment and Assumption”. An assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any Person whose consent is required by §20.1), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Available Tenor”. As of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to §3.3(b)(iv).

“Bail-In Action”. The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”. (a) With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Balance Sheet Date”. December 31, 2023.

“Bank Affiliate”. (a) With respect to any Bank, (i) any Affiliate of such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and is administered or managed by such Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Bank-Related Person”. The Administrative Agent (and any sub-agent thereof), the Arranger, each Bank and each Related Party of any of the foregoing Persons.

“Banks”. The Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Base Rate”. For any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) NYFRB Rate in effect on such day plus ½ of 1.00% per annum and (c) the Adjusted Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00% per annum. For the purpose of clause (c) above, the Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest with respect to the Adjusted Term SOFR pursuant to §3.3, (for the avoidance of doubt, only until the Benchmark Replacement with respect thereto has been determined pursuant to §3.3(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Borrowing”. A Borrowing comprised of Base Rate Loans.

“Base Rate Loans”. Loans bearing interest calculated by reference to the Base Rate.

“Benchmark”. Initially, the Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date, have occurred with respect to the Term SOFR or the then-current Benchmark, as applicable, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to §3.3(b).

“Benchmark Replacement”. For any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the Adjusted Daily Simple SOFR; or

(b) the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”. With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Conforming Changes”. With respect to any Benchmark Replacement and/or any Term SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent determines may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”. With respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”. With respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”. With respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with §3.3(b) and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with §3.3(b).

“Beneficial Ownership Certification”. A certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”. 31 C.F.R. §1010.230.

“Benefit Plan”. Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower”. See Preamble.

“Borrowing”. Loans of the same Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Business Day”. Any day, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City; provided that, when used in relation to Term SOFR Loans or Daily Simple SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR or Adjusted Daily Simple SOFR or any other dealings of such Loans referencing the Adjusted Term SOFR or Adjusted Daily Simple SOFR, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Canadian Defined Benefit Pension Plan”. A Canadian Pension Plan that contains or has ever contained a “defined benefit provision” as such term is defined in Section 147.1(1) of the Income Tax Act (Canada).

“Canadian Pension Plan”. A pension plan or plan that is subject to applicable pension benefits legislation in any jurisdiction of Canada and that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of the Borrower or any Subsidiary.

“Canadian Sanctions List”. The list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and/or the United Nations Al-Qaida and Taliban Regulations and/or the Special Economic Measures Act (Canada).

“Capitalized Leases” or “Capital Leases”. Each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or a financing lease.

“CERCLA”. See §6.15(a).

“Certified” or “certified”. With respect to the financial statements of any Person, such statements as audited by a firm of independent auditors, whose report expresses the opinion, without qualification, that such financial statements present fairly, in all material respects, the financial position of such Person and its results of operations and cash flows, in each case, in accordance with GAAP on a consolidated basis.

“CFO” or “CAO”. See §7.4(b).

“Change in Law”. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“CME Term SOFR Administrator”. CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”. The Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment”. With respect to each Bank, such Bank’s commitment to make a Loan to the Borrower on the Funding Date in a principal amount not to exceed the amount set forth opposite such Bank’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Termination Date”. The earliest of (a) the termination of the Specified Acquisition Agreement in accordance with its terms, (b) the consummation of the Specified Acquisition without the use of the Loans, effective immediately upon the consummation thereof, and (c) 11:59 p.m., New York City time, on June 3, 2025 (the “Outside Date”); provided that if the Initial Outside Date (as defined in the Specified Acquisition Agreement as in effect on the Effective Date) is extended to December 3, 2025 pursuant to Section 7.1(d) of the Specified Acquisition Agreement as in effect on the Effective Date, then the Outside Date shall automatically be extended to 11:59 p.m., New York City time, on December 3, 2025; provided further that if the First Extended Outside Date (as defined in the Specified Acquisition Agreement as in effect on the Effective Date) is extended to June 3, 2026 pursuant to Section 7.1(d) of the Specified Acquisition Agreement as in effect on the Effective Date, then the Outside Date shall automatically be extended to 11:59 p.m., New York City time, on June 3, 2026.

“Communications”. Collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by or to the Administrative Agent or any Bank by means of electronic communications pursuant to §15.12, including through an Approved Electronic Platform.

“Compliance Certificate”. See §7.4(c).

“Connection Income Taxes”. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated”. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower, its Subsidiaries and all variable interest entities consolidated in accordance with GAAP.

“Consolidated Earnings Before Interest and Taxes” or “EBIT”. For any period, the Consolidated Net Income (or Deficit) of the Borrower on a consolidated basis plus, without duplication, the sum of (1) interest expense, (2) equity in losses (earnings) of unconsolidated entities, (3) income taxes, (4) non-cash write-downs or write-offs of assets, including non-cash losses on the sale of assets outside the ordinary course of business, (5) losses attributable to the extinguishment of Indebtedness and (6) EBIT of the businesses acquired by the Borrower or any of its Subsidiaries (through asset purchases or otherwise) (each an “Acquired Business”) or the Subsidiaries acquired or formed since the beginning of such period (each a “New Subsidiary”); provided that a statement identifying all such Acquired Businesses and the EBIT of such Acquired Businesses is delivered to the Banks with the Compliance Certificate for such period, all to the extent that each of items (1) through (5) was deducted in determining Consolidated Net Income (or Deficit) in the relevant period, minus non-cash extraordinary gains on the sale of assets outside the ordinary course of business to the extent included in Consolidated Net Income (or Deficit).

“Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization” or “EBITDA”. For any period, EBIT plus (a) depreciation expense and (b) amortization expense to the extent the same would be included in the calculation of Consolidated Net Income (or Deficit) for such period, determined in accordance with GAAP.

“Consolidated Net Income (or Deficit)”. The consolidated net income (or deficit) of the Borrower on a consolidated basis, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Consolidated Tangible Assets”. Consolidated Total Assets less the sum of:

(a)             the total book value of all assets of the Borrower on a consolidated basis properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, customer lists, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b)             all amounts representing any write-up in the book value of any assets of the Borrower on a consolidated basis resulting from a revaluation thereof subsequent to the Balance Sheet Date.

“Consolidated Total Assets”. All assets of the Borrower determined on a consolidated basis in accordance with GAAP.

“Control”. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor”. With respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”. See §37.

“Daily Simple SOFR”. For any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SOFR Borrowing”. A Borrowing comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan”. A Loan that bears interest at a rate calculated by reference to the Daily Simple SOFR.

“Debtor Relief Laws”. The Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”. Any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate”. An interest rate equal to (a) the Base Rate plus (b) the Applicable Rate for Base Rate Loans plus (c) 2% per annum.

“Defaulting Bank”. Subject to §2.17, any Bank that (a) has failed to (i) perform all or any portion of its funding obligations hereunder in respect of Loans within three Business Days of the date required to be funded by it hereunder unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Bank that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in such Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets or permit such Bank (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to §2.17) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Bank promptly following such determination.

“Designated Jurisdiction”. Any country, region or territory to the extent that such country, region or territory itself is, or whose government is, the subject of any Sanction.

“Disclosure Documents”. The Borrower’s financial statements referred to in §6.4 and filings made by the Borrower or the Guarantor with the Securities and Exchange Commission that were publicly available prior to the Effective Date.

“Disposal” or “Disposed”. See “Release”.

“Dividing Person”. See “Division”.

“Division”. The division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$”. The lawful currency of the United States of America.

“Duration Fee”. See §2.2.2.

“EBIT”. See definition of Consolidated Earnings Before Interest and Taxes.

“EBITDA”. See definition of Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization.

“EEA Financial Institution”. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”. Any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”. The first date on which all conditions precedent set forth in §10 are satisfied (or waived in accordance with §17).

“Electronic Record”. The meaning assigned to such term by 15 USC §7006, as it may be amended from time to time.

“Electronic Signature”. An electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Elevated Leverage Ratio Period”. See §9.

“Eligible Assignee”. Any Person, other than (a) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) a Defaulting Bank or any Person of which a Defaulting Bank is a Subsidiary and (c) the Borrower or any of its Affiliates.

“Employee Benefit Plan”. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Laws”. See §6.15(a).

“EPA”. See §6.15(b).

“ERISA”. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate”. Any Person which is treated as a single employer, member of a controlled group, or under common control with the Borrower or any of its Subsidiaries under §412, §414 or §430 of the Code.

“ERISA Reportable Event”. A reportable event within the meaning of §4043 of ERISA and the regulations promulgated thereunder with respect to a Guaranteed Pension Plan irrespective of whether or not the requirement of notice has been waived.

“EU Bail-In Legislation Schedule”. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default”. See §12.1.

“Excluded Taxes”. Any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank becomes a party hereto (other than pursuant to an assignment request by the Borrower under §2.18) or (ii) such Bank changes its Lending Office, except in each case to the extent that, pursuant to §3.1.1(b) or §3.1.3, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with §3.1.5 and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement”. The Seventh Amended and Restated Revolving Credit Agreement dated as of May 8, 2024, by and among the Borrower, Waste Management of Canada Corporation and WM Quebec Inc., as Canadian borrowers, the Guarantor, as guarantor, Bank of America, N.A., as administrative agent, and the lenders party thereto.

“Extension Fee”. See §2.2.3.

“FASB ASC”. The Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA”. §§1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to §1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA”. United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate”. For any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter”. The fee letter dated July 8, 2024, between JPMorgan and the Borrower, relating to the credit facility established hereunder.

“Financial Affiliate”. A subsidiary of the bank holding company controlling any Bank, which subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

“Floor”. The benchmark rate floor, if any, provided in this Agreement initially (as of the Effective Date, as of the date of the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable. As of the Effective Date, the Floor is zero.

“Foreign Bank”. A Bank that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date”. The first date, on or after the Effective Date, on which all conditions precedent set forth in §11 are satisfied (or waived in accordance with §17).

“Generally accepted accounting principles” or “GAAP”. When used in this Agreement, whether directly or indirectly through reference to a capitalized term used therein, means principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect from time to time, except as otherwise specifically prescribed herein. If any “Accounting Change” (as defined below) occurs subsequent to the Effective Date, such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement or any other Loan Document and any of the Borrower, the Administrative Agent or the Majority Banks shall so request, then (A) the Borrower, the Banks and the Administrative Agent agree to enter into negotiations in good faith in order to amend such provisions of this Agreement or such other Loan Document so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial position, results of operations or cash flows shall be the same after such Accounting Changes as if such Accounting Changes had not been made (subject to the approval of the Majority Banks), and (B) until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Banks, (i) the financial covenants, standards and terms in this Agreement and the other Loan Documents impacted by such material change shall continue to be calculated or construed as if such Accounting Changes had not occurred and (ii) the Borrower shall provide to the Administrative Agent and the Banks a reconciliation between the calculation of such impacted covenants, standards and terms before and after giving effect to such Accounting Changes. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, “Indebtedness” of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

“Governmental Authority”. The government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations”. See §28.1.

“Guaranteed Pension Plan”. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower, its Subsidiaries or any ERISA Affiliate (or pursuant to which any such Person accrued an obligation to make contributions at any time during the preceding five plan years) the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantor”. See Preamble.

“Guaranty”. Any obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances”. See §6.15(b).

“Indebtedness”. Collectively, without duplication, whether classified as indebtedness, an investment or otherwise on the obligor’s balance sheet, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business which either (i) are not overdue by more than ninety (90) days or (ii) are being disputed in good faith and for which adequate reserves have been established in accordance with GAAP), (c) all obligations evidenced by notes, bonds, debentures or other similar debt instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, liabilities and indebtedness under Capitalized Leases, (f) all obligations, liabilities or indebtedness arising from the making of a drawing under surety, performance bonds, or any other bonding arrangement, (g) Guaranties with respect to all Indebtedness of others referred to in clauses (a) through (f) above, and (h) all Indebtedness of others referred to in clauses (a) through (f) above secured or supported by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured or supported by) any Lien on the property or assets of the Borrower or any Subsidiary, even though the owner of the property has not assumed or become liable, contractually or otherwise, for the payment of such Indebtedness; provided that if any uncollected purchase price with respect to any Permitted Receivables Transaction remains outstanding and such transaction is accounted for as a sale of accounts receivable under generally accepted accounting principles, Indebtedness shall also include the additional Indebtedness, determined on a consolidated basis, which would have been outstanding had such uncollected purchase price with respect to any Permitted Receivables Transaction been accounted for as a borrowing unless any such sales are non-recourse to the Borrower or any Subsidiary (other than a Receivables Subsidiary) or if such sales only contain customary recourse exceptions not pertaining to credit risk.

“Indemnified Taxes”. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Payment Date”. (a) As to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date, (b) as to any Base Rate Loan, the last day of each calendar quarter and the Maturity Date and (c) as to any Daily Simple SOFR Loan (if such Type of Loan is applicable pursuant to §3.3), each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date.

“Interest Period”. As to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one or three months thereafter, as selected by the Borrower in the applicable Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          no tenor that has been removed from this definition pursuant to §3.3(b)(iv) shall be available for specification in a Loan Notice; and

(iv)          no Interest Period shall extend beyond the Maturity Date.

“Interim Balance Sheet Date”. June 30, 2024.

“JPMorgan”. JPMorgan Chase Bank, N.A.

“Lending Office”. As to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as such Bank may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Bank or any domestic or foreign branch of such Bank or such Affiliate. Unless the context otherwise requires each reference to a Bank shall include its applicable Lending Office.

“Leverage Ratio”. See §9.

“Liabilities”. Any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind.

“Lien”. With respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge, security interest, hypothec, assignment, deposit arrangement or other restriction in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan”. See §2.1.

“Loan Documents”. This Agreement and, other than for purposes of §17, each Note, each as amended, supplemented or otherwise modified from time to time.

“Loan Notice”. A notice of (a) a borrowing of Loans, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term SOFR Loans, in each case, pursuant to §2.4.1, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an authorized officer of the Borrower.

“Loan Parties”. Collectively, the Borrower and the Guarantor.

“Majority Banks”. (a) At any time on or prior to the funding of the Loans on the Funding Date, Banks having Commitments representing more than 50% of the aggregate amount of the Commitments of all Banks at such time, and (b) at any time thereafter, Banks holding Loans representing more than 50% of the aggregate principal amount of all the Loans of all Banks then outstanding.

“Material Adverse Effect”. A material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or the Guarantor to perform any of its obligations under any Loan Document to which it is a party or (c) the rights of, or remedies or benefits available to, the Administrative Agent or any Bank under any Loan Document.

“Maturity Date”. The day that is 364 days after the Funding Date; provided that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Merger Sub”. Stag Merger Sub Inc., a Delaware corporation and an indirect wholly owned Subsidiary of the Borrower.

“Moody’s”. Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan”. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate (or pursuant to which any such Person accrued an obligation to make contributions at any time during the preceding five plan years).

“Net Cash Proceeds”. With respect to any Reduction/Prepayment Event, the excess of (a) cash actually received by the Borrower or any Subsidiary in connection therewith over (b) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Borrower or any Subsidiary in connection therewith.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all Banks or all affected Banks in accordance with the terms of §17 and (ii) has been approved by the Majority Banks.

“Non-Defaulting Bank”. At any time, each Bank that is not a Defaulting Bank at such time.

“Note”. Any promissory note issued according to §2.11.

“NYFRB”. The Federal Reserve Bank of New York.

“NYFRB Rate”. For any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”. The website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”. All indebtedness, obligations and liabilities of the Borrower arising or incurred under this Agreement or any of the other Loan Documents or otherwise in respect of any of the Loans, whether existing on the date of this Agreement or arising thereafter, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC”. The Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes”. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §2.18).

“Overnight Bank Funding Rate”. For any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register”. See §20.

“Payment”. See §15.11.1.

“Payment Notice”. See §15.11.2.

“PBGC”. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Permitted Liens”. Any of the following Liens:

(a)            Liens for taxes not yet due or that are being contested in compliance with §7.8;

(b)            carriers’, warehousemen’s, maritime, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside as required by GAAP;

(c)            pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(d)            Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, suretyship, performance and landfill closure bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)            zoning restrictions, easements, rights-of-way, restrictions on use of property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)            the Liens on Schedule 1.1 hereto securing the obligations listed on such Schedule and any replacement Lien securing any renewal, extension or refunding of such obligations; provided, that (i) the aggregate principal amount of obligations secured by any renewal, extension or refunding Lien permitted by this clause (f) shall not exceed the aggregate outstanding principal amount of the obligations secured by the Lien being replaced at the time of such renewal, extension or refunding (plus transaction costs, including premiums and fees, related thereto), and (ii) each replacement Lien shall be limited to substantially the same property that secured the Lien so replaced;

(g)            legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith by appropriate action and with respect to which adequate reserves are being maintained and, in the case of judgment liens, execution thereon is stayed;

(h)            rights reserved or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary, or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Borrower or such Subsidiary;

(i)             any obligations or duties affecting the property of the Borrower or any of its Subsidiaries to any municipality, governmental, statutory or public authority with respect to any franchise, grant, license or permit;

(j)             Liens filed in connection with sales of receivables by any of the Subsidiaries (other than the Guarantor) to a wholly-owned special purpose financing Subsidiary for purposes of perfecting such sales, provided that no third party has any rights with respect to such Liens or any assets subject thereto;

(k)            any interest or title of a lessor under any sale lease-back transaction entered into by the Borrower or any Subsidiary conveying only the assets so leased back to the extent the related Indebtedness is permitted under §8.1 hereof;

(l)             Liens created or deemed to be created under Permitted Receivables Transactions at any time, provided such Liens do not extend to any property or assets other than the trade receivables sold pursuant to such Permitted Receivables Transactions, interests in the goods or products (including returned goods and products), if any, relating to the sales giving rise to such trade receivables and any security interests or other Liens and property subject thereto (other than on any leases or related lease payment rights or receivables between the Borrower and any of its Subsidiaries, as lessors or sublessors) from time to time purporting to secure the payment by the obligors of such trade receivables (together with any financing statements authorized by such obligors describing the collateral securing such trade receivables) pursuant to such Permitted Receivables Transactions; and

(m)            Liens securing other Indebtedness, provided that the aggregate amount of all liabilities, including any Indebtedness, of the Borrower and its Subsidiaries secured by all Liens permitted in subsections (k), (1) and (m), when added (without duplication) to the aggregate outstanding amount of Indebtedness of the Subsidiaries of the Borrower permitted under §8.1(b) and Indebtedness with respect to Permitted Receivables Transactions, shall not exceed 15% of Consolidated Tangible Assets at any time.

“Permitted Receivables Transaction”. Any sale or sales of, and/or securitization of, any accounts receivable of the Borrower and/or any of its Subsidiaries (the “Receivables”) pursuant to which (a) the Borrower and its Subsidiaries realize aggregate net proceeds of not more than $750,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed $750,000,000, and (b) which Receivables shall not be discounted more than 25%.

“Person”. Any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, business or other legal entity and any Governmental Authority.

“Plan”. Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a pension plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pricing Table”:

Level	Senior Public Debt Rating	Ticking Fee Rate (per annum)	Applicable Margin Base Rate Loans (per annum)	Applicable Margin Term SOFR/Daily Simple SOFR Loans (per annum)
1	Greater than or equal to A- by Standard & Poor’s or A3 by Moody’s	0.065%	0.000%	0.900%
2	BBB+ by Standard & Poor’s or Baa1 by Moody’s	0.080%	0.050%	1.050%
3	Less than or equal to BBB by Standard & Poor’s or less than or equal to Baa2 by Moody’s	0.100%	0.250%	1.250%

The applicable rates for any day shall be determined by the higher Senior Public Debt Rating in effect as of that day, provided that if the higher Senior Public Debt Rating is more than one Level higher than the lower Senior Public Debt Rating, the applicable rate shall be set at one Level below the higher Senior Public Debt Rating. If the Borrower does not have any Senior Public Debt Rating, Level 3 shall apply. Initially, the Level as of the Effective Date shall be Level 1. Thereafter, each change in the Level resulting from a publicly announced change in the Senior Public Debt Rating shall be effective during the period commencing on the third Business Day following the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to §7.4 (or, if earlier, on the third Business Day following the date that the Administrative Agent becomes aware of such public announcement) and ending on the date immediately preceding the effective date of the next such change. If the rating system of Standard & Poor’s or Moody’s shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable rate above shall, as to such rating agency, be determined by reference to its Senior Public Debt Rating most recently in effect prior to such change or cessation.

“Prime Rate”. The rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE”. A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”. See §22.3.

“Quarterly Duration Fee Date”. See §2.2.2.

“RCRA”. See §6.15(a).

“Real Property”. All real property heretofore, now, or hereafter owned, operated, or leased by the Borrower or any of its Subsidiaries.

“Receivables Subsidiary”. Any special purpose, bankruptcy-remote Subsidiary of the Borrower that purchases, on a revolving basis, receivables generated by the Borrower or any of its Subsidiaries pursuant to a Permitted Receivables Transaction.

“Recipient”. The Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reduction/Prepayment Event”. Any incurrence of debt for borrowed money by the Borrower or any Subsidiary (other than the Loans) or the issuance and sale of any debt securities of the Borrower or any Subsidiary (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities), other than (a) any intercompany Indebtedness owed to the Borrower or any Subsidiary, (b) any Indebtedness of the Borrower or any Subsidiary incurred under the Existing Credit Agreement (or under any amendment thereto or refinancing thereof), so long as the aggregate committed amount thereof and, without duplication, outstanding amount thereunder does not exceed the committed amount under the Existing Credit Agreement as in effect on the Effective Date, (c) commercial paper program of the Borrower and its Subsidiaries, (d) tax exempt bonds of the Borrower and its Subsidiaries, (e) finance leases, purchase money and equipment financings, in each case, in the ordinary course of business, (f) working capital facilities of foreign Subsidiaries, (g) (i) Indebtedness of the Acquired Company and its Subsidiaries incurred prior to the Funding Date as permitted pursuant to the Specified Acquisition Agreement (including, without limitation, the Acquired Company Senior Notes) and (ii) any Indebtedness that refinances the Acquired Company Senior Notes after the Funding Date in an aggregate principal amount not to exceed the principal amount so refinanced (plus interest and premium owing thereon and fees and expenses relating thereto), (h) Indebtedness issued or incurred to refinance any senior notes or tax exempt bonds of the Borrower or its Subsidiaries, in each case, within 18 months of the stated final maturity thereof in an aggregate principal amount not to exceed the principal amount so refinanced (plus interest and premium owing thereon and fees and expenses relating thereto) and (i) other Indebtedness in an aggregate principal amount not to exceed $200,000,000.

“Reference Time”. With respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if, following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (c) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Register”. See §20.

“Related Parties”. With respect to any Person, such Person’s Affiliates and the directors, officers, employees, partners, trustees, agents and representatives of such Person and of such Person’s Affiliates.

“Release”. Shall have the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) shall have the meaning specified in the RCRA and regulations promulgated thereunder; provided, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided further, to the extent that the laws of Canada or a state, province, territory or other political subdivision thereof wherein the property lies establish a meaning for “Release” or “Disposal” which is broader than specified in either CERCLA, or RCRA, such broader meaning shall apply to the Borrower ‘s or any of its Subsidiaries’ activities in that state, province, territory or political subdivision.

“Relevant Governmental Body”. The FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto.

“Replacement Bank”. See §2.18.

“Replacement Notice”. See §2.18.

“Resolution Authority”. An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Sanction(s)”. Any economic or trade sanctions administered or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), the Canadian Government, the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Senior Public Debt Rating”. The ratings of the Borrower’s public unsecured long-term senior debt, without third party credit enhancement, issued by Moody’s or Standard & Poor’s.

“Significant Subsidiary”. At any time, a Subsidiary that at such time meets the definition of “significant subsidiary” contained in Regulation S-X of the Securities and Exchange Commission as in effect on the date hereof, but as if each reference in said definition to the figure “10 percent” were a reference to the figure “5 percent”. References in this Agreement to a “Significant Subsidiary” refer to a Significant Subsidiary of the Borrower, unless the context in which such term is used clearly requires otherwise.

“SOFR”. A rate equal to the secured overnight financing rate as administered by SOFR Administrator.

“SOFR Administrator”. The NYFRB as the administrator of SOFR (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”. The NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Acquisition”. The acquisition by the Borrower of the Acquired Company pursuant to the merger of Merger Sub with and into the Acquired Company, with the Acquired Company continuing as the surviving corporation and a wholly owned Subsidiary of the Borrower, all on the terms and subject to the conditions set forth in the Specified Acquisition Agreement.

“Specified Acquisition Agreement”. The Agreement and Plan of Merger dated as of June 3, 2024, by and among the Borrower, Merger Sub and the Acquired Company, together with the exhibits thereto, the disclosure schedules referred to therein and all related documents.

“Standard & Poor’s”. Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Subsidiary”. As to any Person, any corporation, association, trust, or other business entity of which such Person shall at any time own, directly or indirectly, at least a majority of the outstanding capital stock or other interest entitled to vote generally and whose financial results are required to be consolidated with the financial results of the designated parent in accordance with GAAP. Unless otherwise specified herein or the context otherwise requires, any reference herein to a Subsidiary shall be deemed to refer to a Subsidiary of the Borrower.

“Swap Contracts”. All obligations in respect of interest rate, currency or commodity exchange, forward, swap, or futures contracts or similar transactions or arrangements entered into to protect or hedge the Borrower and its Subsidiaries against interest rate, exchange rate or commodity price risks or exposure, or to lower or diversify their funding costs.

“Taxes”. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Plans”. The Waste Management, Inc. Pension Plan and The Waste Management of Alameda County, Inc. Retirement Plan.

“Term SOFR”. With respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Borrowing”. A Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan”. A Loan that bears interest at a rate calculated by reference to the Adjusted Term SOFR Rate (other than pursuant to clause (c) of the definition of Base Rate).

“Term SOFR Reference Rate”. For any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Ticking Fee”. See §2.2.1.

“Total Debt”. The sum, without duplication, of all (a) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis under subsections (a) through (h) of the definition of “Indebtedness” (provided, however, that Indebtedness with respect to Permitted Receivables Transactions shall not be included in such calculation), plus (b) non-contingent reimbursement obligations of the Borrower and its Subsidiaries with respect to drawings under any letters of credit.

“Transactions”. (a) The execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof, (b) the Specified Acquisition, (c) the Acquired Group Refinancing and (d) the payment of fees and expenses in connection with the foregoing.

“Type”. When used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate), Adjusted Daily Simple SOFR (if applicable pursuant to §3.3) or the Base Rate.

“UK Financial Institution”. Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”. The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”. The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day”. Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act”. The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate”. See §3.1.5(b)(ii).

“Write-Down and Conversion Powers”. (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

§1.2.       Rules of Interpretation.

(a)            Unless otherwise noted, a reference to any document or agreement (including this Agreement) shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)            The singular includes the plural, and the plural includes the singular.

(c)            A reference to any law includes any amendment or modification to such law.

(d)            A reference to any Person includes its permitted successors and permitted assigns.

(e)            Accounting terms capitalized but not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)            All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(h)            Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(i)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(j)            Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(k)            The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§1.3.       Interest Rates. The interest rate on any Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, §3.3(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no Liability to the Borrower, any Bank or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

§1.4.       Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries on the Funding Date shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower contained in this Agreement on the Funding Date shall be deemed made, in each case, after giving effect to the Transactions to occur on the Funding Date, unless the context expressly otherwise requires.

§2.           THE LOANS.

§2.1.       Loans. Subject to the terms and conditions set forth herein, each Bank severally agrees to make a loan (each such loan, a “Loan”) to the Borrower in Dollars in a single draw on the Funding Date in an amount not to exceed such Bank’s Commitment. Amounts repaid or prepaid on the Loans may not be reborrowed. Subject to §3.3, the Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein. For the avoidance of doubt, it is understood and agreed that the Borrower shall have the right to request Loans in an aggregate amount that is less than the aggregate amount of the Commitments.

§2.2.       Fees.

§2.2.1     Ticking Fee. The Borrower shall pay to the Administrative Agent, for the account of each Bank, a ticking fee (the “Ticking Fee”) in Dollars at a rate per annum equal to the Applicable Rate times the actual daily amount of such Bank’s Commitment, subject to adjustment as provided in §2.17. The Ticking Fee shall accrue (a) from and including the Effective Date and (b) to but excluding the earlier of (i) termination of all the Commitments and (ii) the Funding Date, including at any time during which one or more of the conditions in §11 is not met. The Ticking Fees accrued through and including the last day of March, June, September and December of each year shall be due and payable on the 15th day after such last day, commencing with the first such date to occur after the Effective Date, and the accrued Ticking Fees shall also be payable on the date on which all the Commitments terminate. The Ticking Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

§2.2.2     Duration Fees. The Borrower shall pay to the Administrative Agent, for the account of each Bank, on each of the dates set forth below a duration fee (each, a “Duration Fee”) in Dollars equal to (a) the applicable percentage set forth below times (b) the aggregate principal amount of the Loans of such Bank outstanding at 5:00 p.m. (New York City time) on such date; provided that, with respect to the first Quarterly Duration Fee Date, no Duration Fee that otherwise would have been earned on such Quarterly Duration Fee Date shall be earned, or shall be due and payable, if the Funding Date occurred within 30 consecutive days immediately preceding such Quarterly Duration Fee Date. Each Duration Fee shall, subject to the immediately preceding proviso, be earned on the applicable date set forth below and shall be due and payable on the first Business Day following such date.

Date	Duration Fee Percentage
December 31, 2024	0.05%

December 31, 2025	0.05%

The last day of each March, June, September and December of each year, commencing with the first such day to occur after the Funding Date (each such date, a “Quarterly Duration Fee Date”)	0.10%

§2.2.3     Extension Fees. The Borrower shall pay to the Administrative Agent, for the account of each Bank, on each of the dates set forth below an extension fee (each, an “Extension Fee”) in Dollars equal to (a) the applicable percentage set forth below times (b) the amount of the Commitment of such Bank in effect at 5:00 p.m. (New York City time) on such date. Each Extension Fee shall be earned on the applicable date set forth below and shall be due and payable on the first Business Day following such date.

Date	Extension Fee Percentage
June 3, 2025	0.03%

December 3, 2025	0.03%

§2.2.4     Agency Fees. The Borrower shall pay to the Administrative Agent, for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter.

§2.2.5     Fees Generally. All fees payable hereunder shall be fully earned when paid and shall not be refundable for any reason whatsoever.

§2.3.       Termination and Reduction of Commitments.

§2.3.1     Termination of Commitments. Unless previously terminated, the Commitment of each Bank shall automatically terminate upon the earlier of (i) the funding by such Bank of its Loan on the Funding Date and (ii) the Commitment Termination Date. The Borrower shall provide the Administrative Agent with prompt written notice of the occurrence of any event described in clause (a) or clause (b) of the definition of Commitment Termination Date.

§2.3.2     Reduction of Commitments. (a)  The Borrower shall have the right at any time and from time to time upon three (3) Business Days’ prior written notice to the Administrative Agent to reduce by $25,000,000 or a greater amount, or to terminate entirely, the Commitments.

(b)            In the event and on each occasion that, after the Effective Date and prior to the termination of all the Commitments, the Borrower or any Subsidiary receives any Net Cash Proceeds in respect of a Reduction/Prepayment Event, the Commitments shall, effective on the date of the receipt of such Net Cash Proceeds by the Borrower or any Subsidiary, automatically and permanently reduce by an amount equal to the lesser of (i) the aggregate amount of the Commitments then in effect and (ii) 100% of such Net Cash Proceeds. The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory reduction of Commitments required under this paragraph, specifying the date and amount of such reduction (and including a calculation in reasonable detail of the amount of such Net Cash Proceeds).

(c)            The Administrative Agent will notify the Banks promptly after receiving any notice delivered by the Borrower pursuant to this §2.3.2. Any notice given by the Borrower pursuant to this §2.3.2 may not be revoked; provided that in the case of any reduction or termination under clause (a) above, such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified reduction date) if such condition is not satisfied. Any reduction of the Commitments pursuant to this §2.3.2 shall be applied to the Commitment of each Bank in accordance with its Applicable Percentage.

§2.3.3     General. Any termination or reduction of the Commitments shall be permanent. All unpaid Ticking Fees accrued through the effective date of any termination or reduction of the Commitments (in the case of any reduction, in respect of the aggregate amount of the Commitments subject to such reduction) shall be paid on the effective date of such termination or reduction.

§2.4.       Borrowings, Conversions and Continuations of Loans.

§2.4.1     Each borrowing of Loans, each conversion of Loans from one Type to the other and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than (x) 1:00 p.m. (New York City time) (i) three U.S. Government Securities Business Days prior to the requested date of any borrowing of, conversion to or continuation of Term SOFR Loans and (ii) on the requested date of any borrowing of or conversion to Base Rate Loans. Each borrowing of, conversion to or continuation of Term SOFR Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that a continuation of an outstanding Term SOFR Borrowing may be in a principal amount that is equal to such outstanding Borrowing. Each borrowing of or conversion to Base Rate Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting the borrowing of Loans, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date (which shall be a Business Day) of the borrowing, conversion or continuation, as the case may be, (iii) the aggregate principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) in the case of a borrowing of Loans, the location and number of the account to which funds are to be disbursed (which shall be an account of the Borrower located in the United States). In the case of any conversion or continuation of any Loans, such conversion or continuation shall apply to Loans comprising the same existing Borrowing, it being understood that the Borrower may elect different conversion or continuation options with respect to different portions of the affected existing Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of any Term SOFR Loans, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a borrowing of, a conversion to, or a continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. The Loan Notice delivered with respect to the borrowing of Loans on the Funding Date may, at the Borrower’s option, be conditioned on the consummation (or substantially concurrent consummation) of the Specified Acquisition on such date, in which case such Loan Notice may be withdrawn by the Borrower by notice to the Administrative Agent if such condition is not satisfied (which must be received by the Administrative Agent not later than the time by which the Banks are required to make available to the Administrative Agent their respective Loans as set forth below.

§2.4.2     Following receipt of a Loan Notice requesting the borrowing of Loans, the Administrative Agent shall promptly notify each Bank of the amount of its Applicable Percentage of the applicable Loans. Each Bank shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Account not later than 10:00 a.m. (New York City time) on the Business Day specified in the applicable Loan Notice (or, in the case of a Base Rate Loan the Loan Notice for which shall be delivered after 8:00 a.m. (New York City time) on such Business Day, not later than two hours after the delivery of such Loan Notice). The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds to the account set forth in the applicable Loan Notice.

§2.4.3     Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default or an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Administrative Agent.

§2.4.4     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

§2.4.5     Notwithstanding anything to the contrary in this Agreement, any Bank may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Bank.

§2.5.       [Reserved].

§2.6.       [Reserved].

§2.7.       Prepayments.

§2.7.1     Voluntary Prepayments. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay any Borrowing in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (x) 11:00 a.m. (New York City time) (A) three (3) U.S. Government Securities Business Days prior to any date of prepayment of any Term SOFR Borrowing and (B) five (5) U.S. Government Securities Business Days prior to any date of prepayment of any Daily Simple SOFR Borrowing (if such Type of Borrowing is applicable pursuant to §3.3) and (y) 1:00 p.m. (New York City time) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of any Term SOFR Borrowing or Daily Simple SOFR Borrowing shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and any prepayment of any Base Rate Borrowing shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Borrowing or Borrowings to be prepaid.

§2.7.2     Mandatory Prepayments. In the event and on each occasion that, after the making of the Loans on the Funding Date, the Borrower or any Subsidiary receives any Net Cash Proceeds in respect of a Reduction/Prepayment Event, the Borrower shall, on or prior to the second Business Day after such Net Cash Proceeds are received by the Borrower or any Subsidiary, prepay Borrowings in an amount equal to the lesser of (i) the aggregate principal amount of Loans then outstanding and (ii) 100% of such Net Cash Proceeds. The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment of Loans required under this §2.7.2, specifying the date and amount of such prepayment (and including a calculation in reasonable detail of the amount of such Net Cash Proceeds) and the Borrowing or Borrowings to be prepaid.

§2.7.3     General. The Administrative Agent will promptly notify each Bank of its receipt of any notice under §2.7.1 or §2.7.2 and of the amount of such Bank’s Applicable Percentage of such prepayment. If any such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, subject to §3.5, in the case of any prepayment under §2.7.1, such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Any prepayment of Loans shall be accompanied by all accrued interest on the amount prepaid. Subject to §2.17, each such prepayment shall be applied to the Loans of the Banks in accordance with their respective Applicable Percentages.

§2.8.       Repayment of Loans. The Borrower shall repay to the Administrative Agent, for the account of each Bank, on the Maturity Date the aggregate principal amount of all Loans of such Bank outstanding on such date.

§2.9.       Interest.

§2.9.1     Subject to the provisions of §2.9.2, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Daily Simple SOFR Loan, if applicable pursuant to §3.3, shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

§2.9.2     (a)            If any amount of principal and interest of any Loan or any fees is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(b)            If any amount (other than principal and interest of any Loan and any fees) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Banks, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(c)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

§2.9.3     Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

§2.10.     Computation of Interest and Fees. All computations of interest for Base Rate Loans (when Base Rate is determined by reference to the Prime Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days lapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid, provided that any Loan that is repaid on the same day on which it is made shall, subject to §2.12.1, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

§2.11.     Evidence of Debt. The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with §20. The accounts or records maintained by the Administrative Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the Register, the Register shall control in the absence of manifest error. Upon the request of any Bank to the Borrower made through the Administrative Agent on or after the Funding Date, the Borrower shall execute and deliver to such Bank (through the Administrative Agent) a Note, which shall evidence such Bank’s Loans to the Borrower in addition to such accounts or records. Each Bank may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

§2.12.     Payments Generally; Administrative Agent’s Clawback. §2.12.1 General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Banks to which such payment is owed, at the Administrative Agent’s Account in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein; provided that payments pursuant to §§3.1, 3.4, 3.5 and 16 shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Bank its Applicable Percentage (or other applicable share as provided herein) of each payment received by the administrative Agent for the account of the Banks in like funds as received by wire transfer to such Bank’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definitions of “Interest Period” and “Maturity Date”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

§2.12.2   (a)            Funding by Banks; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Bank prior to the proposed date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available on such date in accordance with §2.4 (or, in the case of a Borrowing of Base Rate Loans, that such Bank has made such share available in accordance with and at the time required by §2.4) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Bank and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Bank, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Bank pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Bank that shall have failed to make such payment to the Administrative Agent.

(b)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Bank or Borrower with respect to any amount owing under this §2.12.2 shall be conclusive, absent manifest error.

§2.12.3   Obligations of Banks Several. The obligations of the Banks hereunder to make Loans and to make payments pursuant to §15.7 are several and not joint. The failure of any Bank to make any Loan or to make any payment under §15.7 on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Loan or to make its payment under §15.7.

§2.12.4   Funding Source. Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

§2.13.     Sharing of Payments by Banks. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Bank’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that:

(a)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)            the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Bank or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of such Loan Party in the amount of such participation.

§2.14.     [Reserved].

§2.15.     [Reserved].

§2.16.     [Reserved].

§2.17.     Defaulting Banks.

§2.17.1   Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(a)            Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Banks” and §17.

(b)            Fees. The Ticking Fee shall cease to accrue on the Commitment of such Defaulting Bank and no Extension Fee (other than any Extension Fee previously earned by such Defaulting Lender) shall be earned, or be due and payable, on the Commitment of such Defaulting Lender.

(c)            Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to §12 or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to §13 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share and (y) such Loan was made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank until such time as all Loans are held by the Banks ratably. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

§2.17.2   Defaulting Bank Cure. If the Borrower and the Administrative Agent agree in writing that a Bank is no longer a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will take such other actions as the Administrative Agent may determine to be appropriate in connection with such Bank ceasing to be a Defaulting Bank, whereupon such Bank will cease to be a Defaulting Bank; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank and (ii) all amendments, waivers or modifications effected without its consent in accordance with the provisions of §17.2 and this §2.17.2 during such period shall be binding on it; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

§2.18.     Replacement of Banks; Termination of Commitments. If any Bank (an “Affected Bank”) (i) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to §§3.4.1 or 3.4.2, (ii) is unable to make or maintain Term SOFR Loans as a result of a condition described in §3.2, (iii) is a Defaulting Bank or (iv) is a Non-Consenting Bank, the Borrower may, within 90 days of receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing §3.2 to be applicable), default or approval of such amendment, waiver or consent by the Majority Banks, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Bank (A) request the Affected Bank to cooperate with the Borrower in obtaining a replacement bank satisfactory to the Administrative Agent and the Borrower (the “Replacement Bank”) as provided herein, but none of such Banks shall be under an obligation to find a Replacement Bank; (B) request the non-Affected Banks to acquire and assume all of the Affected Bank’s Loans and Commitment, but none of such Banks shall be under an obligation to do so; (C) designate a Replacement Bank reasonably satisfactory to the Administrative Agent; or (D) so long as no Event of Default has occurred and is continuing, terminate the Commitments of such Bank as set forth below. If any satisfactory Replacement Bank shall be obtained, and/or any of the non-Affected Banks shall agree to acquire and assume all of the Affected Bank’s Loans and Commitment, then the Borrower may, upon notice to such Affected Bank and the Administrative Agent, require such Affected Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, §24), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in §20 (to the extent not waived);

(b)            such Affected Bank shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under §§3.4.1, 3.4.2 and 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under §§3.4.1 or 3.4.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable law.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Upon the effective date of such assignment, such Replacement Bank shall become a “Bank” for all purposes under this Agreement and the other Loan Documents.

If the Borrower elects to terminate the Commitment of a Bank in accordance with clause (D) above, the Commitment of such Bank shall be terminated immediately upon the later of (i) the date of the receipt by the Administrative Agent and such Bank of the Borrower’s written notice of such election and (ii) the date that the Borrower has repaid all accrued fees and all other amounts payable to such Bank hereunder and under the other Loan Documents (including any amounts under §§3.4 and 3.5).

§3.           TAXES, YIELD PROTECTION AND ILLEGALITY.

§3.1.       Taxes.

§3.1.1     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (a)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to §3.1.5.

(b)            If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are reasonably determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to §3.1.5, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this §3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)            If any Loan Party or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to §3.1.5, (B) such Loan Party or the Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this §3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

§3.1.2     Payment of Other Taxes by the Loan Parties. Without limiting the provisions of §3.1.1, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

§3.1.3     Tax Indemnifications. (a)  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally (except as otherwise provided below) indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Bank for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to §3.1.3(b) below.

(b)            Each Bank shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Bank’s failure to comply with the provisions of §20 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Bank that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (b).

§3.1.4     Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this §3.1, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

§3.1.5     Status of Banks; Tax Documentation. (a)  Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in §3.1.5(b)(i), (b)(ii) and (b)(iii) or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(b)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(i)            any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(ii)           any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

a.            in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b.            executed copies of IRS Form W-8ECI;

c.            in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

d.            to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(iii)           any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)           if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)            Each Bank agrees that if any form or certification it previously delivered pursuant to this §3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

§3.1.6     Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Bank, or have any obligation to pay to any Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank. If any Recipient determines that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this §3.1, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this §3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

§3.1.7     Survival. Each party’s obligations under this §3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

§3.2.       Illegality. If any Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or the Term SOFR, or to determine or charge interest rates based upon SOFR or the Term SOFR, then, upon notice thereof by such Bank to the Borrower (through the Administrative Agent), (a) any obligation of such Bank to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Bank (with a copy to the Administrative Agent), prepay or convert, as elected by the Borrower, all Term SOFR Loans of such Bank to Base Rate Loans (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Bank may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Bank determining or charging interest rates based upon SOFR or the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon SOFR or the Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to §3.5.

§3.3.       Inability to Determine Rates.

(a)            Subject to §3.3(b), if:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for such Interest Period (including because the Term SOFR Reference Rate is not available or published on a current basis) or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)           the Administrative Agent is advised by the Majority Banks that (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Banks of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Banks making or maintaining their Loans included in any Daily Simple SOFR Borrowing;

then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks and (x) until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Loan Notice in accordance with §2.4, any Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term SOFR Borrowing and any Loan Notice that requests an affected Term SOFR Borrowing shall instead be deemed to be a Loan Notice for (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of §§3.3(a)(i) or 3.3(a)(ii) or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR also is the subject of §§3.3(a)(i) or 3.3(a)(ii). Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this §3.3(a) with respect to the Adjusted Term SOFR, then until (x) the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Loan Notice in accordance with §2.4, any Term SOFR Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject of §§3.3(a)(i) or 3.3(a)(ii) or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of §§3.3(a)(i) or 3.3(a)(ii).

(b)            (i)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.

(ii)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)           The Administrative Agent will promptly notify the Borrower and the Banks of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to §3.3(b)(iv) and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this §3.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this §3.3.

(iv)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for a borrowing of or conversion to (A) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. Furthermore, if any Term SOFR Loan or Daily Simple SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR or Daily Simple SOFR, as the case may be, then until such time as a Benchmark Replacement is implemented pursuant to this §3.3, (1) any Term SOFR Loan shall on the last day of the Interest Period applicable thereto convert to, and shall constitute, (x) a Daily Simple SFOR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any Daily Simple SOFR Loan shall on and from such day convert to, and shall constitute, a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

§3.4.       Increased Costs.

§3.4.1     Increased Costs Generally. If any Change in Law shall:

(a)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank;

(b)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)            impose on any Bank or any applicable interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank, the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

§3.4.2     Capital and Liquidity Requirements. If any Bank determines that any Change in Law affecting such Bank or any Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Bank or the Loans made by such Bank to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy), then upon request of such Bank, the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.

§3.4.3     Certificates for Reimbursement. A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in §§3.4.1 or 3.4.2  and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

§3.4.4     Delay in Requests. Failure or delay on the part of any Bank to demand compensation pursuant to the foregoing provisions of this §3.4 shall not constitute a waiver of such Bank’s right to demand such compensation, provided that the Borrower shall be required to compensate a Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

§3.5.       Compensation for Losses. Upon demand of any Bank (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Bank to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower (whether or not such notice may be revoked in accordance herewith, except any Loan Notice that is conditioned on the consummation (or substantially concurrent consummation) of the Specified Acquisition that is revoked as provided in §2.4.1); or

(c)            any assignment of a Term SOFR Loan, in each case on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to §2.18;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Banks under this §3.5, each Bank shall be deemed to have funded each Term SOFR Loan made by it at the Term SOFR Rate for such Loan by a matching deposit for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

§3.6.       Mitigation Obligations; Replacement of Banks.

§3.6.1     Designation of a Different Lending Office. Each Bank may make any Loan to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. If any Bank requests compensation under §3.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to §3.1, or if any Bank gives a notice pursuant to §3.2, then at the request of the Borrower such Bank shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §§3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to §3.2, as applicable, and (ii) in each case, would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

§3.6.2     Replacement of Banks. If any Bank requests compensation under §3.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to §3.1 and, in each case, such Bank has declined or is unable to designate a different Lending Office in accordance with §3.6.1, the Borrower may replace such Bank in accordance with §2.18.

§3.7.       Survival. All obligations of the Loan Parties under this §3 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

§4.           [RESERVED].

§5.           [RESERVED].

§6.           REPRESENTATIONS AND WARRANTIES. The Borrower (and the Guarantor, where applicable) represents and warrants to the Administrative Agent and the Banks, on the Effective Date (other than with respect to §6.4(b)) and the Funding Date, that:

§6.1.       Corporate Authority.

(a)            Incorporation; Good Standing. The Borrower and each Significant Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite organizational power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary, except where a failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b)            Authorization. The execution, delivery and performance of the Loan Documents to which it is a party and the transactions contemplated thereby (i) are within the corporate authority of the Borrower and the Guarantor, (ii) have been duly authorized by all necessary corporate proceedings on the part of the Borrower and the Guarantor, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or the Guarantor or any of their Subsidiaries is subject, (iv) do not contravene any judgment, order, writ, injunction, license or permit applicable to the Borrower, the Guarantor or any of their Subsidiaries so as to have a Material Adverse Effect, and (v) do not conflict with (x) any provision of the corporate charter or bylaws of the Borrower, the Guarantor or any Significant Subsidiary or (y) any agreement or other instrument binding upon the Borrower, the Guarantor or any Significant Subsidiaries, except, in the case of this clause (y), for those conflicts with any such agreement or other instrument which could not reasonably be expected to have a Material Adverse Effect.

(c)            Enforceability. The execution, delivery and performance of the Loan Documents to which it is a party by the Borrower or the Guarantor will result in valid and legally binding obligations of the Borrower and the Guarantor thereunder, enforceable against them in accordance with the respective terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights generally and general principles of equity.

§6.2.       Governmental and Other Approvals. The execution, delivery and performance of the Loan Documents by the Borrower and the Guarantor and the consummation by the Borrower and the Guarantor of the transactions contemplated thereby do not require any approval or consent of, or filing with, any Governmental Authority or other third party other than those already obtained and those required after the date hereof in connection with the Borrower’s performance of the covenants contained in §§7, 8 and 9 hereof.

§6.3.       Title to Properties; Leases. The Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet as at the Interim Balance Sheet Date or acquired since that date (except property and assets (a) operated under Capital Leases, (b) sold or otherwise disposed of in the ordinary course of business (or as otherwise permitted by this Agreement) since that date, or (c) consolidated in accordance with variable entity guidance in FASB ASC 810), subject to no Liens except Permitted Liens.

§6.4.       Financial Statements; Solvency.

(a)            There have been furnished to the Banks consolidated balance sheet of the Borrower dated the Balance Sheet Date and consolidated statements of operations and cash flows for the fiscal year then ended, certified by the Accountants. In addition, there have been furnished to the Banks consolidated balance sheet of the Borrower and its Subsidiaries dated the Interim Balance Sheet Date and the related consolidated statements of operations and cash flows for the fiscal quarter ending on the Interim Balance Sheet Date. All said balance sheets and statements of operations and cash flows have been prepared in accordance with GAAP (but, in the case of any of such financial statements which are unaudited, only to the extent GAAP is applicable to interim unaudited reports), and fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries on a consolidated basis as at the close of business on the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments and to the absence of complete footnotes. There are no contingent liabilities of the Borrower and its Subsidiaries involving material amounts, known to the officers of the Borrower or the Guarantor, which have not been disclosed in said balance sheets and the related notes thereto or otherwise in writing to the Banks.

(b)            As of the Funding Date (both before and immediately after giving effect to the Transactions to be consummated on such date), the Borrower on a consolidated basis is solvent (i.e., it has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and has, and expects to have, the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

§6.5.       No Material Changes, Etc. Since the Balance Sheet Date, there have been no material adverse changes in the consolidated financial condition, business, assets or liabilities (contingent or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

§6.6.       Franchises, Patents, Copyrights, Etc. The Borrower and each of its Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted (other than those the absence of which would not have a Material Adverse Effect) without known conflict with any rights of others other than a conflict which would not have a Material Adverse Effect.

§6.7.       Litigation. Except as set forth on Schedule 6.7, in the Disclosure Documents or in the Acquired Company Disclosure Documents, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board which, either in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

§6.8.       No Materially Adverse Contracts, Etc. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrower’s or such Subsidiary’s officers has or could reasonably be expected in the future to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Borrower’s or its Subsidiary’s officers has or could reasonably be expected to have any Material Adverse Effect, except as otherwise reflected in adequate reserves as required by GAAP.

§6.9.       Compliance With Other Instruments, Laws, Etc. Neither the Borrower nor any of its Subsidiaries is (a) violating any provision of its charter documents or by-laws or (b) violating any agreement or instrument to which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, or any statute, license, rule or regulation, in a manner which could (in the case of such agreements or such instruments) reasonably be expected to result in a Material Adverse Effect.

§6.10.    Tax Status. The Borrower and its Subsidiaries have filed all federal, state, provincial and territorial income and all other tax returns, reports and declarations (or obtained extensions with respect thereto) required by applicable law to be filed by them (unless and only to the extent that the Borrower or such Subsidiary has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes as required by GAAP); and have paid all Taxes and other governmental charges (other than Taxes, assessments and other governmental assessments and charges imposed by jurisdictions other than the United States, Canada or any political subdivision thereof which in the aggregate are not material to the financial condition, business or assets of the Borrower or such Subsidiary on an individual basis or of the Borrower and its Subsidiaries on a consolidated basis) that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and, as required by GAAP, have set aside on their books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except to the extent contested in the manner permitted in the preceding sentence, there are no unpaid Taxes in any material amount claimed by the taxing authority of any jurisdiction to be due and owing by the Borrower or any of its Subsidiaries, nor do the officers of the Borrower or any Subsidiary know of any basis for any such claim.

§6.11.    No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12.    Investment Company Act. Neither the Borrower nor the Guarantor is a “registered investment company”, or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13.    [Reserved]

§6.14.    Employee Benefit Plans.

§6.14.1 In General. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan and Canadian Pension Plan has been maintained and operated in compliance with the provisions of all applicable laws (including, without limitation, in the case of each Employee Benefit Plan, ERISA and, to the extent applicable, the Code, and, in the case of any Canadian Pension Plan, all applicable Canadian laws). Promptly upon the request of any Bank or the Administrative Agent, the Borrower will furnish to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Canadian Pension Plan has received a confirmation of registration from the Canada Revenue Agency and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such registration and (ii) the Borrower and each Subsidiary has made all required contributions to each Canadian Pension Plan. The aggregate solvency deficiency for the Canadian Defined Benefit Pension Plans of the Borrower and each Subsidiary in existence on the Effective Date is not, and has not resulted and could not reasonably be expected to have a Material Adverse Effect.

§6.14.2 Terminability of Welfare Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (i) under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title 1, Part 6 of ERISA), and (ii) the Borrower or an ERISA Affiliate, as appropriate, may terminate each such employee welfare benefit plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to the Borrower or any Subsidiary.

§6.14.3 Guaranteed Pension Plans. Except as could not reasonably be expected to have a Material Adverse Effect: (a) each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid a violation of the minimum funding standards under §§412 and 430 of the Code, the notice or lien provisions of §303(k) or §4068 of ERISA, or otherwise, has been timely made; (b) no waiver of the minimum funding standards under §§412 and 430 of the Code or extension of amortization periods has been received with respect to any Guaranteed Pension Plan; (c) no liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan (other than Terminated Plans) and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC; and (d) other than with respect to the Terminated Plans, based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, each Guaranteed Pension Plan is in compliance with the minimum funding standards as set forth in §302 of ERISA and is not subject to any restrictions concerning (i) providing shutdown or similar benefits, (ii) amendments to increase benefits, (iii) paying lump sums or (iv) continuing to accrue benefits, as described by the Pension Protection Act of 2006.

§6.14.4 Plan Assets. The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

§6.14.5 Multiemployer Plans. Except for liabilities that have been discharged prior to the Effective Date or as to which accruals have been made in accordance with GAAP prior to the Effective Date as reflected in the Disclosure Documents or as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has incurred any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is insolvent under and within the meaning of §4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA, except as could not reasonably be expected to have a Material Adverse Effect.

§6.15.    Environmental Compliance. The Borrower and its Subsidiaries have taken all steps that they have deemed reasonably necessary to investigate the past and present condition and usage of the Real Property and the operations conducted by the Borrower and its Subsidiaries and, based upon such diligent investigation, have determined that, except as set forth on Schedule 6.15, in the Disclosure Documents or in the Acquired Company Disclosure Documents:

(a)          Neither the Borrower nor any Significant Subsidiary, nor any operator of their properties, is in violation, or alleged violation, of, or is subject to liability under, any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Canadian Environmental Protection Act, 1999, or any applicable international, federal, state, provincial, territorial or local statute, regulation, ordinance, order or decree relating to health, safety, waste transportation or disposal, or the environment (the “Environmental Laws”), which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)         Except with respect to any such matters that could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Significant Subsidiary has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by or that results in liability under any Environmental Laws, excluding household hazardous waste (“Hazardous Substances”), which any one of them has generated, transported or disposed of, has been found at any site at which a federal, state, provincial, territorial or local agency or other third party has conducted or has ordered that the Borrower or any Significant Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Substances.

(c)         Except for those occurrences or situations that could not reasonably be expected to have a Material Adverse Effect, (i) no portion of the Real Property or other assets of the Borrower or any Significant Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrower, any Significant Subsidiaries, or operators of the Real Property or other assets of the Borrower or any Significant Subsidiaries, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (iii) there have been no unpermitted Releases or threatened Releases of Hazardous Substances on, upon, into or from the Real Property or other assets of the Borrower or any Significant Subsidiaries; and (iv) any Hazardous Substances that have been generated on the Real Property or other assets of the Borrower or any Significant Subsidiaries have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws.

§6.16.    Disclosure. No representation or warranty made by the Borrower or the Guarantor in this Agreement or in any agreement, instrument, document, certificate, or financial statement furnished to the Banks or the Administrative Agent by or on behalf of or at the request of the Borrower and the Guarantor in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances in which they are made.

§6.17.    Permits and Governmental Authority. All permits (other than those the absence of which could not reasonably be expected to have a Material Adverse Effect) required for the construction and operation of all landfills currently owned or operated by the Borrower or any Significant Subsidiaries have been obtained and remain in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions that may allow material modification or revocation. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, the holder of such permits is in violation of any such permits, except for any violation which could not reasonably be expected to have a Material Adverse Effect.

§6.18.    Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), and no proceeds of any Loans will be used to purchase or carry any margin stock, or to extend credit to others for the purpose of purchasing or carrying any margin stock, in violation of Regulations U or X of the FRB.

§6.19.    Sanctions. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower or any of its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is a Person that is, or is owned or controlled by any Person that is, (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, the Canadian Sanctions List or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.

§6.20.    Anti-Corruption Laws; Sanctions. Except for the FCPA investigation first publicly disclosed in the Acquired Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017 and further disclosed in the Acquired Company Disclosure Documents, the Borrower and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions, the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions, laws, regulations and rules.

§6.21.    Affected Financial Institutions; Beneficial Ownership Certification; Covered Entities. Neither the Borrower nor the Guarantor is an Affected Financial Institution. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects. No Loan Party is a Covered Entity.

§7.          AFFIRMATIVE COVENANTS OF THE BORROWER. The Borrower agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, it shall, and shall cause its Subsidiaries (or, if so indicated below, cause only Significant Subsidiaries) to, comply with the following covenants:

§7.1.       Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal of and interest on the Loans and all fees and other amounts provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement and such other Loan Documents.

§7.2.       Maintenance of U.S. Office. The Borrower will maintain its chief executive office in Houston, Texas, or at such other place in the United States of America as the Borrower shall designate upon 30 days’ prior written notice to the Administrative Agent.

§7.3.       Records and Accounts. The Borrower will, and will cause each of its Subsidiaries to, keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of all regulatory authorities and maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

§7.4.       Financial Statements, Certificates and Information. The Borrower will deliver to the Banks:

(a)         as soon as practicable, but in any event not later than 100 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of cash flows and operations for such fiscal year, each setting forth in comparative form the figures for the previous fiscal year, all such consolidated financial statements to be prepared in accordance with GAAP and certified by Ernst & Young LLP or by other nationally recognized independent auditors selected by the Borrower and reasonably satisfactory to the Administrative Agent (the “Accountants”). In addition, simultaneously therewith, the Borrower shall provide the Banks with a written statement from such Accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such Accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default;

(b)         as soon as practicable, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2024), copies of the consolidated balance sheet and the related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries as at the end of such quarter, subject to year-end adjustments, all prepared in accordance with GAAP (to the extent GAAP is applicable to interim unaudited financial statements) with a certification by the principal financial or accounting officer of the Borrower (the “CFO” or the “CAO”) that the consolidated financial statements are prepared in accordance with GAAP (to the extent GAAP is applicable to interim unaudited financial statements) and fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the close of business on the date thereof and their results of operations and cash flows for the period then ended, subject to year-end adjustments and the exclusion of detailed footnotes;

(c)         simultaneously with the delivery of the financial statements referred to in clause (a) and (b) above, a certificate in the form of Exhibit B hereto (the “Compliance Certificate”) signed by the CFO or the CAO or the Borrower’s corporate treasurer, stating that the Borrower and its Subsidiaries are in compliance with the covenants contained in §§7, 8 and 9 hereof as of the end of the applicable period and setting forth in reasonable detail computations evidencing such compliance with respect to the covenants contained in §9 hereof and that no Default or Event of Default exists, provided that if the Borrower shall at the time of issuance of such Compliance Certificate have knowledge of any Default or Event of Default, the Borrower shall include in such Compliance Certificate disclosure specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

(d)         promptly following the filing or mailing thereof, copies of all material documents of a financial nature filed with the Securities and Exchange Commission or sent to the Borrower’s and its Subsidiaries’ stockholders generally;

(e)        promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation; and

(f)          from time to time such other financial data and other information as any of the Banks may reasonably request through the Administrative Agent.

In addition, the Borrower shall, promptly upon the issuance thereof, notify the Administrative Agent of any announcement by Moody’s or S&P (i) of any change in any Senior Public Debt Rating or (ii) that any Senior Public Debt Rating will be put on a “negative outlook” or “negative credit watch” (it being understood that, on the Effective Date, the Borrower is subject to a negative outlook by S&P).

Information required to be delivered pursuant to clauses (a), (b) and (d) of this §7.4 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Approved Electronic Platform or shall be publicly available on the website of the Securities and Exchange Commission at http://www.sec.gov. Information required to be delivered pursuant to this §7.4 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby authorizes each Bank to disclose any information obtained pursuant to this Agreement to all Governmental Authorities where required by law; provided, however, that this authorization shall not be deemed to be a waiver of any rights to object to the disclosure by the Banks of any such information which the Borrower has or may have under the federal Right to Financial Privacy Act of 1978, as in effect from time to time, except as to matters specifically permitted therein.

§7.5.       Existence and Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; and effect and maintain its foreign qualifications (except where the failure of the Borrower or any Significant Subsidiary to remain so qualified could not reasonably be expected to have a Material Adverse Effect), licensing, domestication or authorization, except as any of the foregoing may be terminated by its Board of Directors in the exercise of its reasonable judgment; provided that such termination could not reasonably be expected to have a Material Adverse Effect. The Borrower will not, and will cause its Subsidiaries not to, become obligated under any contract or binding arrangement which, at the time it was entered into, could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, continue to engage primarily in any of the businesses now conducted by the Borrower and its Subsidiaries and in related, complementary or supplemental businesses, and any additional businesses acquired pursuant to the terms of §8.4(a) hereunder.

§7.6.       Maintenance of Properties. The Borrower will, and will cause each Significant Subsidiary to, cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower and the Significant Subsidiaries may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this §7.6 shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of its or their business and which could not reasonably be expected to have a Material Adverse Effect.

§7.7.       Insurance. The Borrower will, and will cause its Subsidiaries to, maintain insurance of the kinds, covering the risks (other than risks arising out of or in any way connected with personal liability of any officers and directors thereof) and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Borrower and its Subsidiaries, in amounts substantially similar to the existing coverage maintained by the Borrower and its Subsidiaries. Such insurance shall be with financially sound and reputable insurance companies (including captive insurance companies), funds or underwriters, or may be pursuant to self-insurance plans. In addition, the Borrower will furnish from time to time, upon the Administrative Agent’s request, a summary of the insurance coverage of the Borrower and its Subsidiaries, which summary shall be in form and substance satisfactory to the Administrative Agent and, if requested by the Administrative Agent, will furnish to the Administrative Agent copies of the applicable policies.

§7.8.      Taxes. The Borrower will, and will cause its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a Lien upon any of its property; provided, however, that any such Tax, assessment, charge, levy or claim need not be paid if the failure to do so (either individually, or in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect and the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto as required by GAAP; and provided, further, that the Borrower or such Subsidiary will pay all such Taxes, assessments, charges, levies or claims prior to the foreclosure on any Lien which may have attached as security therefor.

§7.9.       Inspection of Properties, Books and Contracts. The Borrower will, and will cause each Significant Subsidiary to, permit the Administrative Agent or any Bank or any of their designated representatives, upon reasonable notice, to visit and inspect any of the properties of the Borrower and the Significant Subsidiaries, to examine the books of account of the Borrower and the Significant Subsidiaries, or contracts (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and the Significant Subsidiaries with, and to be advised as to the same by, their officers, all at such times and intervals as may be reasonably requested.

§7.10.    Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. The Borrower will, and will cause each Subsidiary to, (i) comply with the provisions of its charter documents and by-laws; (ii) comply with all agreements and instruments by which it or any of its properties may be bound except where non-compliance could not reasonably be expected to have a Material Adverse Effect; (iii) comply with all applicable laws and regulations (including Environmental Laws), decrees, orders, judgments, licenses and permits, including, without limitation, all environmental permits (“Applicable Requirements”), except where non-compliance with such Applicable Requirements could not reasonably be expected to have a Material Adverse Effect; (iv) maintain all operating permits for all landfills now owned or hereafter acquired, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (v) dispose of hazardous waste only at licensed disposal facilities operating, to the Borrower’s knowledge, in compliance with Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. If at any time any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that the Borrower or any Significant Subsidiary may fulfill any of its obligations hereunder or under any other Loan Document, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Significant Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof.

§7.11.    Environmental Indemnification. The Borrower covenants and agrees that it will indemnify and hold the Banks, the Administrative Agent and their respective Related Parties harmless from and against any and all Liability incurred by any of the Banks, the Administrative Agent or any of their respective Related Parties (including all reasonable costs of legal representation incurred by the Banks or the Administrative Agent) relating to (a) any Release or threatened Release of Hazardous Substances on the Real Property; (b) any violation of any Environmental Laws or Applicable Requirements with respect to conditions at the Real Property or other assets of the Borrower or its Subsidiaries, or the operations conducted thereon; or (c) the investigation or remediation of offsite locations at which the Borrower, any of its Subsidiaries, or their predecessors are alleged to have directly or indirectly Disposed of Hazardous Substances. It is expressly acknowledged by the Borrower that this covenant of indemnification shall survive the payment of the Loans and satisfaction of all other Obligations hereunder and shall inure to the benefit of the Banks, the Administrative Agent and their respective Related Parties.

§7.12.    Further Assurances. The Borrower and the Guarantor will cooperate with the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to carry out to the Majority Banks’ satisfaction the transactions contemplated by this Agreement.

§7.13.    Notice of Potential Claims or Litigation. The Borrower shall deliver to the Banks written notice of the initiation of any action, claim, complaint, investigation or any other notice of dispute or litigation against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, or which questions the validity or enforceability of any Loan Document, together with a copy of each such complaint or other notice received by the Borrower or any of its Subsidiaries if requested by the Administrative Agent within 30 days of receipt thereof or of the determination that such action could reasonably be expected to have a Material Adverse Effect, whichever occurs later (and the Borrower will make such determination in each case as promptly as practicable).

§7.14.    Notice of Certain Events Concerning Environmental Claims and/or ERISA Reportable Events. The Borrower will promptly, and in any event within ten (10) Business Days of the Borrower’s obtaining knowledge thereof, notify the Banks in writing of any of the following events:

(i)             the Borrower or any Significant Subsidiary obtaining knowledge of any violation of any Environmental Law regarding the Real Property or the Borrower’s or Subsidiary’s operations which violation could reasonably be expected to have a Material Adverse Effect;

(ii)             the Borrower or any Significant Subsidiary obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substance at, from, or into the Real Property which could reasonably be expected to have a Material Adverse Effect;

(iii)            the Borrower’s or any Significant Subsidiary’s receipt of any notice of any material violation of any Environmental Law or of any Release or threatened Release of Hazardous Substances, including a notice or claim of liability or potential responsibility from any third party (including any federal, state, provincial, territorial or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) the Borrower’s, any Significant Subsidiary’s or any Person’s operation of the Real Property, (B) contamination on, from, or into the Real Property, or (C) investigation or remediation of offsite locations at which the Borrower, any Significant Subsidiary, or its predecessors are alleged to have directly or indirectly Disposed of Hazardous Substances, if any thereof could reasonably be expected to have a Material Adverse Effect;

(iv)            the Borrower or any Significant Subsidiary obtaining knowledge that any expense or loss has been incurred by any Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which the Borrower or any Significant Subsidiary has been alleged to be liable by such Governmental Authority or for which a Lien may be imposed on the Real Property by such Governmental Authority, if any thereof could reasonably be expected to have a Material Adverse Effect;

(v)             the occurrence of any ERISA Reportable Event or any failure by the Borrower or any Subsidiary to materially perform its obligations under a Canadian Pension Plan, in each case that could reasonably be expected to have a Material Adverse Effect; and

(vi)            of the acquisition, as a result of the consummation of an Acquisition permitted hereunder, of any Canadian Defined Benefit Pension Plan and copies of all documentation relating thereto and, thereafter, promptly after any request by the Administrative Agent or any Bank, copies of all actuarial valuation reports in respect thereof and in respect of any other Canadian Defined Benefit Pension Plans in existence on the Effective Date.

§7.15.    Notice of Default. The Borrower will promptly notify the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation evidencing indebtedness in excess of $200,000,000 as to which the Borrower or any Significant Subsidiary is a party or obligor, whether as principal or surety, the Borrower shall promptly upon obtaining actual knowledge thereof give written notice thereof to the Banks, describing the notice of action and the nature of the claimed default.

§7.16.    Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely (a) to pay a portion of the consideration payable pursuant to the Specified Acquisition Agreement, (b) to finance the Acquired Company Credit Facilities Refinancing and, if so elected by the Borrower, to pay, prepay or otherwise refinance (including pursuant to a satisfaction and discharge or other similar undertaking) the Acquired Company Senior Notes and (c) to pay the fees and expenses incurred by the Borrower and its Subsidiaries in connection with the Transactions. After application of the proceeds of any Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) that are subject to any restriction on sale, pledge, or disposal under this Agreement will be represented by “margin stock,” as defined in accordance with Regulation U issued by the Board of Governors of the Federal Reserve System, now or hereafter in effect.

§7.17.    Certain Transactions. Except as disclosed in the Disclosure Documents prior to the Effective Date, and except for arm’s length transactions pursuant to which the Borrower or any Subsidiary makes payments in the ordinary course of business, none of the officers, directors, or employees or any other Affiliate of the Borrower or any Subsidiary are presently or shall be a party to any transaction with the Borrower or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower or any Subsidiary, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

§7.18.    Anti-Corruption Laws. The Borrower shall and shall cause each of its Subsidiaries to conduct its businesses in compliance with the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, applicable Sanctions and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

§8.           NEGATIVE COVENANTS OF THE BORROWER. The Borrower agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, it shall, and shall cause its Subsidiaries (or, if so indicated below, cause only Significant Subsidiaries) to, comply with the following covenants:

§8.1.       Restrictions on Indebtedness. The Borrower will not permit any of its Subsidiaries (other than the Guarantor) to create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness of any other Person (other than the Borrower or any of the Subsidiaries), other than:

(a) Indebtedness listed in Schedule 8.1(a), any extension, renewal or refinancing of such Indebtedness and any additional bonds issued and Capital Leases entered into from time to time after the Effective Date; provided that (i) if such Indebtedness is an extension, renewal or refinancing of existing Indebtedness, the terms and conditions of any such extensions, renewals or refinancings shall not increase the relative priority of such Indebtedness over the priority of the original Indebtedness, and (ii) in no event shall the aggregate outstanding principal amount of Indebtedness permitted by this §8.1(a) exceed the aggregate principal amount of the Indebtedness listed on Schedule 8.1(a) that is outstanding on the Effective Date (plus transaction costs, including premiums and fees, related thereto); and

(b) other Indebtedness; provided that the sum (without duplication) of (i) the aggregate outstanding principal amount of Indebtedness permitted under this §8.1(b), plus (ii) the aggregate outstanding principal amount of secured Indebtedness of the Borrower and its Subsidiaries permitted under subsections (k), (l) and (m) of the definition of “Permitted Liens”, plus (iii) the aggregate amount of Indebtedness with respect to outstanding Permitted Receivables Transactions (determined in accordance with the proviso to the definition of “Indebtedness”) shall not exceed 15% of Consolidated Tangible Assets at any time.

§8.2.      Restrictions on Liens. The Borrower will not, nor will it permit its Subsidiaries to, create or incur or suffer to be created or incurred or to exist any Lien of any kind upon any property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights or other general intangibles (in each case other than the sale or licensing of intellectual property and other transfers of general intangibles, in each case made in the ordinary course of business for fair market value and not made in connection with a financing transaction) or chattel paper, with or without recourse, in each case except for Permitted Liens.

The Borrower and the Guarantor covenant and agree that if any of them or any of their Subsidiaries shall create or incur any Lien upon any of their respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent shall have been obtained from the Majority Banks), the Borrower and the Guarantor will make or cause to be made effective provision whereby the Obligations and the Guaranteed Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured; provided that the covenants of the Borrower and the Guarantor contained in this sentence shall only be in effect for so long as the Borrower or the Guarantor shall be similarly obligated under any other Indebtedness; provided, further, that an Event of Default shall occur for so long as such other Indebtedness becomes secured notwithstanding any actions taken by the Borrower or the Guarantor to ratably secure the Obligations and the Guaranteed Obligations hereunder.

§8.3.       [Reserved].

§8.4.       Mergers, Consolidations, Sales.

(a)           Neither the Borrower nor any Subsidiary shall be a party to any merger, amalgamation, consolidation, Division or exchange of stock unless the Borrower shall be the surviving entity with respect to any such transaction to which the Borrower is a party and the Guarantor shall be the survivor of any merger or amalgamation with any other Subsidiary or a Subsidiary shall be the surviving entity (and continue to be a Subsidiary) with respect to any such transactions to which one or more Subsidiaries is a party (and the conditions set forth below are satisfied), or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership, membership or joint venture or other interest in, any other Person except as otherwise provided in this §8.4. Notwithstanding the foregoing, the Borrower and its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or joint venture or other interest in, any Person if the following conditions have been met: (i) the proposed transaction will not otherwise create a Default or an Event of Default hereunder; and (ii) the business to be acquired predominantly involves (A) the collection, transfer, hauling, disposal or recycling of solid waste or thermal soil remediation, or (B) other lines of businesses currently engaged in, or related, associated, complementary or supplementary thereto, whether from an operational, business, financial, technical or administrative standpoint; provided that the Borrower or its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership, membership or joint venture or other interest in, any Persons in unrelated businesses, not to exceed a total aggregate amount after the Effective Date of $600,000,000. Notwithstanding anything herein to the contrary, the ability of the Subsidiaries of the Borrower to incur any Indebtedness in connection with any transaction permitted pursuant to this §8.4 shall be governed by §8.1.

(b)           Neither the Borrower nor any Subsidiary shall sell, transfer, convey or lease any assets or group of assets, including the sale or transfer of any property owned by the Borrower or any Subsidiary in order then or thereafter to lease such property or lease other property which the Borrower or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, or sell or assign, with or without recourse, any receivables, except (i) transfers of real or personal property among the Borrower and its Subsidiaries or among the Subsidiaries of the Borrower, (ii) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales of assets or pursuant to a sale-leaseback transaction; provided that any net cash proceeds from any such sale or sale-leaseback shall, within 180 days, either be used to pay down outstanding Loans under this Agreement or be reinvested by such Person in assets of the business of the Borrower and its Subsidiaries, used for working capital, or used for other general corporate purposes, (iii) sales of accounts receivable (and contract rights, general intangibles or chattel paper related thereto) more than sixty (60) days past due sold or assigned in the ordinary course of collecting past due accounts, or (iv) pursuant to a Permitted Receivables Transaction.

§8.5.      [Reserved].

§8.6.      Canadian Defined Benefit Pension Plans. Neither the Borrower nor any Subsidiary will maintain, contribute to, or incur any liability or contingent liability in respect of a Canadian Defined Benefit Pension Plan, except (i) Canadian Defined Benefit Pension Plans in existence on the Effective Date, (ii) Canadian Defined Benefit Pension Plans which exist as a result of the consummation of an Acquisition permitted hereunder occurring after the Effective Date, and (iii) other Canadian Defined Benefit Pension Plans established after the Effective Date that could not reasonably be expected to have a Material Adverse Effect for all such plans established after the Effective Date.

§8.7.      Sanctions. Neither the Borrower nor any of its Subsidiaries will, directly or indirectly, use the proceeds of any Loan, or (knowingly, in the case of any joint venture partner, individual or entity that is not a controlled Affiliate) lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in any material violation by any Person (including any Person participating in the transaction, whether as a Bank, the Arranger, the Administrative Agent or otherwise) of Sanctions or any applicable anti-money laundering and counter-terrorism financing provisions of The Bank Secrecy Act of 1970 (as amended) or any regulations issued pursuant to it.

§8.8.      Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries will, directly or indirectly knowingly (as such term is used in the FCPA) use the proceeds of any Loan for any purpose which would breach the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 or other similar legislation governing bribery or corruption, in each, case, as applicable to the Borrower or its Subsidiaries from time to time.

§9.          FINANCIAL COVENANT. The Borrower agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, it shall not permit, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Total Debt as of such last day to (b) EBITDA for the four fiscal quarters then ending (the “Leverage Ratio”) to exceed 3.75:1.00; provided that if an Acquisition (including the Specified Acquisition) permitted under this Agreement involving aggregate consideration in excess of $200,000,000 occurs during a fiscal quarter, the Borrower shall have the right to increase the maximum permitted Leverage Ratio required to be maintained under this §9 to 4.25:1.00 during the fiscal quarter in which such permitted Acquisition is consummated (the “Trigger Quarter”) and each of the following three fiscal quarters following the Trigger Quarter (such period, an “Elevated Leverage Ratio Period”) so long as there is at least one fiscal quarter end after the end of each Elevated Leverage Ratio Period at which the required Leverage Ratio is less than or equal to 3.75:1.00; provided that there shall be no more than two Elevated Leverage Ratio Periods during the term of this Agreement. Such election shall be made by the delivery of a written notice by the Borrower to the Administrative Agent making reference to this §9 and notifying the Administrative Agent of the Borrower’s exercise of this right on or prior to the date of the actual or required delivery of a Compliance Certificate for the Trigger Quarter.

§10.        CONDITIONS PRECEDENT TO EFFECTIVE DATE. The effectiveness of this Agreement and the occurrence of the Effective Date shall be subject to the satisfaction of each of the following conditions precedent:

§10.1.    Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrower and the Guarantor of the Loan Documents shall have been duly and effectively taken, and evidence thereof certified by authorized officers of the Borrower and the Guarantor and satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

§10.2.    Credit Agreement. The Administrative Agent shall have received counterparts of this Agreement signed on behalf of each Loan Party, each Bank and the Administrative Agent (which subject to §34, may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).

§10.3.    Certified Copies of Charter Documents. The Administrative Agent shall have received from the Borrower and the Guarantor, certified by a duly authorized officer of such Person to be true and complete on the Effective Date, (a) its charter or other incorporation documents, (b) its by-laws (or equivalent) and (c) good standing certificates from such Person’s jurisdiction of organization and foreign good standing certificates (or comparable certificates) for the State of Texas.

§10.4.    Incumbency Certificate. The Administrative Agent shall have received an incumbency certificate, dated as of the Effective Date, signed by duly authorized officers of the Borrower and the Guarantor giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign the Loan Documents on behalf of the Borrower and the Guarantor, (b) in the case of the Borrower, to submit Loan Notices and (c) to give notices and to take other action on the Borrower’s or the Guarantor’s behalf under the Loan Documents.

§10.5.    Opinion of Counsel. The Administrative Agent shall have received a favorable legal opinion from Stinson LLP addressed to the Banks and the Administrative Agent, dated the Effective Date, in form and substance satisfactory to the Administrative Agent.

§10.6.    Payment of Fees and Expenses. The Borrower shall have paid the fees payable by the Borrower on the Effective Date to the Administrative Agent, the Arranger and the Banks pursuant to the Fee Letter and the invoiced expenses reimbursable by the Borrower pursuant to this Agreement.

§10.7.    Closing Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, dated as of the Effective Date, stating that, as of such date, (a) the representations and warranties of the Loan Parties set forth herein are true and correct and (b) no Default or Event of Default has occurred and is continuing.

§10.8.    USA PATRIOT ACT/KYC Information.

(a)           Upon the reasonable request of any Bank made at least ten days prior to the Effective Date, the Borrower shall have provided to such Bank, and such Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case at least three Business Days prior to the Effective Date.

(b)          At least three Business Days prior to the Effective Date, the Borrower, if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall deliver, to each Bank that so requests, a Beneficial Ownership Certification in relation to the Borrower.

Without limiting the generality of the provisions of §15, for purposes of determining compliance with the conditions specified in this §10, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.

The Administrative Agent shall notify the Borrower and the Banks of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

§11.        CONDITIONS PRECEDENT TO FUNDING DATE. The obligation of each Bank to make a Loan hereunder is subject to the occurrence of the Effective Date and the satisfaction of each of the following conditions precedent:

§11.1.    The Specified Acquisition shall be consummated substantially concurrently with the funding of the Loans on the Funding Date in accordance with the Specified Acquisition Agreement, and the Specified Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Banks or the Arranger without the Majority Banks’ prior written consent; provided that (a) any increase, when taken together with all prior increases, of up to 10% in the original consideration for the Specified Acquisition shall not be deemed to be materially adverse to the interests of the Banks or the Arranger and shall not require the consent of the Majority Banks, (b) any decrease, when taken together with all prior decreases, of less than 10% of the original consideration of the Specified Acquisition shall not be deemed to be materially adverse to the interests of the Banks or the Arranger and shall not require the consent of the Majority Banks so long as any such reduction in the consideration for the Specified Acquisition shall reduce Dollar-for-Dollar the Commitments and (c) increases or decreases, when taken together with all prior increases or decreases, as applicable, of more than 10% in the original consideration for the Specified Acquisition shall be deemed to be materially adverse to the interests of the Banks and the Arranger and shall require the consent of the Majority Banks.

§11.2.    The Administrative Agent shall have received a certificate, dated the Funding Date and signed by the chief financial officer or vice president & treasurer (or other executive officer) of the Borrower, certifying that the conditions set forth in §11.1 and §11.4 have been satisfied.

§11.3.    The Administrative Agent shall have received a solvency certificate, dated the Funding Date and signed by the chief financial officer of the Borrower, substantially in the form of Exhibit E.

§11.4.    On the Funding Date, immediately after giving effect to the consummation of the Transactions, (a) the representations and warranties of the Loan Parties contained in this Agreement shall be true and correct in all material respects (and in all respects to the extent any such representation and warranty is already qualified by materiality or a reference to Material Adverse Effect) on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects to the extent any such representation and warranty is already qualified by materiality or a reference to Material Adverse Effect) as of such earlier date and (b) no Default or Event of Default shall have occurred and be continuing as of the Funding Date.

§11.5.    The Borrower shall have paid the fees payable by the Borrower on the Funding Date to the Administrative Agent, the Arranger and the Banks pursuant to the Fee Letter and the invoiced expenses reimbursable by the Borrower pursuant to this Agreement.

§11.6.    The Acquired Company Credit Facilities Refinancing shall have been consummated or shall be consummated substantially concurrently with the funding of the Loans on the Funding Date, and the Administrative Agent shall have received customary release, discharge and termination documentation evidencing the consummation thereof.

The Administrative Agent shall notify the Borrower and the Banks of the occurrence of the Funding Date, and such notice shall be conclusive and binding on all parties hereto.

§12.        EVENTS OF DEFAULT; ACCELERATION; TERMINATION OF COMMITMENTS.

§12.1.    Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur:

(a)           if the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(b)           if the Borrower shall fail to pay any interest or fees or other amounts owing hereunder (other than those specified in subsection (a) above) within five (5) Business Days after the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(c)           if the Borrower shall fail to comply with any of the covenants contained in §§7.4, 7.5, 7.15, 7.16, 8 and 9 hereof;

(d)           if the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in subsections (a), (b), and (c) above) and such failure shall not be remedied within 30 days after written notice of such failure shall have been given to the Borrower by the Administrative Agent or any of the Banks;

(e)           if any representation or warranty of any Loan Party contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or repeated;

(f)            if the Borrower or any of its Subsidiaries shall fail to pay when due, or within any applicable period of grace, any Indebtedness or obligations under Swap Contracts in an aggregate amount greater than $200,000,000, or fail to observe or perform any material term, covenant or agreement contained in any one or more agreements by which it is bound evidencing or securing any Indebtedness or obligations under Swap Contracts in an aggregate amount greater than $200,000,000 for such period of time as would permit, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or terminate its commitment with respect thereto;

(g)           if the Borrower, the Guarantor or any Significant Subsidiary makes an assignment for the benefit of creditors, makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, the Guarantor or any Significant Subsidiary, or of any substantial part of the assets of the Borrower, the Guarantor or any Significant Subsidiary or commences any case or other proceeding relating to the Borrower, the Guarantor or any Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against the Borrower, the Guarantor or any Significant Subsidiary or the Borrower, the Guarantor or any Significant Subsidiary indicates its approval thereof, consent thereto or acquiescence therein;

(h)           if a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower, the Guarantor or any Significant Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, the Guarantor or any Significant Subsidiary in an involuntary case under federal bankruptcy laws of any jurisdiction as now or hereafter constituted;

(i)            if there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any Subsidiary which, with other outstanding final judgments against the Borrower or its Subsidiaries, exceeds in the aggregate $200,000,000 after taking into account any undisputed insurance coverage;

(j)            Except as could not reasonably be expected to have a Material Adverse Effect, (i) if, with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any Subsidiary or (ii) any event, condition or circumstances, including any failure by the Borrower or any Subsidiary to perform its obligations under a Canadian Pension Plan in respect of all Canadian Pension Plans;

(k)           if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower, the Guarantor, or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(l)            if any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common voting stock of the Borrower; or during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of the Borrower;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may with the consent of the Majority Banks, and upon the request of the Majority Banks shall, by notice in writing to the Borrower, declare all amounts owing with respect to this Agreement and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration to the extent permitted by law or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(g) or 12.1(h) with respect to the Borrower or the Guarantor, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Bank and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration to the extent permitted by law or notice of any kind, all of which are hereby expressly waived by the Borrower.

§12.2.    Termination of Commitments. If any Event of Default pursuant to §12.1(g) or 12.1(h) hereof shall occur with respect to the Borrower or the Guarantor, all the Commitments hereunder shall forthwith terminate and the Banks shall be relieved of all obligations to make Loans hereunder; or if any other Event of Default shall occur, the Administrative Agent may with the consent of the Majority Banks, and upon the request of the Majority Banks shall, by notice to the Borrower terminate all the Commitments hereunder, and, upon such notice being given, all the Commitments hereunder shall terminate immediately and the Banks shall be relieved of all further obligations to make Loans hereunder. No termination of the Commitments hereunder shall relieve the Borrower of any of its existing Obligations to the Banks or the Administrative Agent hereunder or elsewhere.

§12.3.    Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent or the Banks shall have accelerated the maturity of the Loans and other Obligations or terminated the Commitments pursuant to §12.1, the Administrative Agent shall, at the request of, or may with the consent of, the Majority Banks proceed to protect and enforce the respective rights of the Administrative Agent and the Banks by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Administrative Agent or the Banks are evidenced, including, without limitation, as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any legal or equitable right available to the Administrative Agent and the Banks, any recovery being subject to the terms of §12.4 and §29 hereof. No remedy herein conferred upon any Bank or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

§12.4.    Application of Receipts. After the exercise of remedies provided for in §12.3 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to §12.1), any amounts received on account of the Obligations shall, subject to the provisions of §2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under §3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks (including fees, charges and disbursements of counsel to the Banks and amounts payable under §3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

§13.        SETOFF. During the continuance of an Event of Default, any deposits or other sums credited by or due from any Bank to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off against the payment of the Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Banks or the Administrative Agent. Any amounts set off with respect to the Obligations shall, except to the extent §2.17 applies, be distributed ratably in accordance with §29 among all of the Banks by the Bank setting off such amounts. If any Bank fails to share such setoff ratably, the Administrative Agent shall have the right to withhold such Bank’s share of the Borrower’s payments until each of the Banks shall have, in the aggregate, received a pro rata repayment.

§14.        EXPENSES. Whether or not the transactions contemplated herein shall be consummated, the Borrower hereby promises to reimburse the Administrative Agent and the Arranger for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys’ fees) incurred or expended in connection with the syndication, preparation, filing or recording, or interpretation of, this Agreement, the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof. The Borrower further promises to reimburse the Administrative Agent and the Banks for all reasonable out-of-pocket fees and disbursements (including all reasonable legal fees and the allocable cost of in-house attorneys’ fees) incurred or expended in connection with the enforcement of any Obligations or the satisfaction of any indebtedness of the Borrower hereunder or under any other Loan Document, or in connection with any litigation, proceeding or dispute hereunder in any way related to the credit hereunder.

§15.        THE AGENT.

§15.1.    Authorization and Action. Each Bank hereby irrevocably appoints JPMorgan as Administrative Agent hereunder and under the other Loan Documents and authorizes JPMorgan to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and under the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), and such instructions shall be binding upon all Banks; provided, however, that the Administrative Agent shall not be required to take any action which the Administrative Agent in good faith believes exposes the Administrative Agent to liability or which is contrary to this Agreement or the other Loan Documents or applicable law.

§15.2.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law;

(c)           shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Bank any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein;

(d)           shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct, with such absence to be presumed unless otherwise determined by a court of competent jurisdiction by final and non-appealable judgment;

(e)           the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default (and stating that it is a “notice of default”) is given in writing to the Administrative Agent by the Borrower or a Bank; and

(f)           shall not be responsible for or have any duty or obligation to any Bank or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or (v) the satisfaction of any condition set forth in §§10 or 11 or elsewhere herein, other than to confirm receipt of items (and which on their face purport to be such items) expressly required to be delivered to the Administrative Agent.

Nothing in this Agreement or any other Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower and its Subsidiaries. Without limiting the generality of the foregoing, (i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or Event of Default has occurred and is continuing, and each Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby; and (ii) nothing in this Agreement or any other Loan Document shall require the Administrative Agent to account to any Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account.

In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank sufficiently in advance of the making of such Loan.

The Administrative Agent (i) may treat the payee of any Note as its holder until such promissory note has been assigned in accordance with §20 and (ii) may rely on the Register to the extent set forth in §20. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any Liability arising from, or be responsible for any loss, cost or expense suffered by any Person on account of, any determination that any Bank is a Defaulting Bank, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Bank is a Defaulting Bank.

§15.3.    JPMorgan and Affiliates. With respect to its Commitment and Loans, JPMorgan shall have the same rights and powers under this Agreement and under the other Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include JPMorgan in its individual capacity. JPMorgan and its Bank Affiliates may accept deposits from, lend money to, act as trustee under indentures of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with, the Borrower, the Guarantor, any of their Subsidiaries and any Person who may do business with or own securities of the Borrower, the Guarantor or any such Subsidiary, all as if JPMorgan were not the Administrative Agent and without any duty to account therefor to the Banks.

§15.4.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this §15 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

§15.5.    Reliance by the Administrative Agent. The Administrative Agent (a) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and (b) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

§15.6.    Bank Credit Decision. Each Bank expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank as to any matter, including whether the Administrative Agent has disclosed material information in its or its Related Parties’ possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Bank represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws. Each Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank, by becoming a party to this Agreement, including by delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Effective Date or the Funding Date.

§15.7.    Indemnification. The Banks agree to indemnify the Administrative Agent and its Related Parties (to the extent not reimbursed by the Loan Parties), ratably according to the respective amounts of their Commitments or, after the Funding Date, Loans as most recently in effect or outstanding at the time such indemnity is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent and its Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent and its Related Parties promptly upon demand for its ratable share as aforesaid of any reasonable out of pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent and its Related Parties in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Loan Parties.

§15.8.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 45 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank, financial institution, trust company or similar entity regularly engaged in the business of administering syndicated loans and which successor Administrative Agent shall be organized under the laws of the United States of America or of any State thereof and have total assets of at least $1,000,000,000; provided that if the Administrative Agent shall notify the Borrower and the Banks that no such qualifying Person has accepted such appointment, then (x) such resignation shall nonetheless become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (y) the Borrower may appoint a successor Administrative Agent to act until replaced by a successor Administrative Agent that is appointed by the Majority Banks (which successor Administrative Agent appointed by the Borrower shall be a commercial bank, financial institution, trust company or similar entity regularly engaged in the business of administering syndicated loans that is organized under the laws of the United States of America or of any State thereof and have total assets of at least $1,000,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents (if not already discharged therefrom as provided above in this Section). After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this §15 and §16 shall inure to its and its Related Parties’ benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

§15.9.    Arranger. The parties identified on the cover hereof as sole lead arranger or sole bookrunner shall have no obligations or liabilities under this Agreement and the other Loan Documents, except in its capacity as the Administrative Agent or a Bank hereunder and its rights in respect of expense reimbursement, indemnities and limitation of liability provide for hereunder.

§15.10.  Bank ERISA Matters.

§15.10.1                Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(a)           such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(b)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(c)           (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(d)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

§15.10.2                In addition, unless either (1) sub-clause (a) in §15.10.1 is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (d) in §15.10.1, such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

§15.11.   Recovery of Erroneous Payments.

§15.11.1                Each Bank hereby agrees that (i) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank under this §15.11.1 shall be conclusive, absent manifest error.

§15.11.2               Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

§15.11.3                Each Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by any Loan Party.

§15.11.4                Each party’s obligations under this §15.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

§15.12.  Posting of Communications.

§15.12.1                Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

§15.12.2               Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks and the Loan Parties hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

§15.12.3               THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

§15.12.4                Each Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank agrees (a) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s email address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such email address.

§15.12.5                Each of the Banks and the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

§15.13.   Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

§16.        INDEMNIFICATION; LIMITATION OF LIABILITY.

§16.1.         The Borrower agrees to indemnify and hold harmless the Banks, the Arranger, the Administrative Agent and their respective Related Parties (each, an “indemnified party”) from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the transactions contemplated hereby or by any other Loan Document, including any Loan or the use of the proceeds thereof, except, as to any indemnified party, any of the foregoing which result from the gross negligence or willful misconduct of such indemnified party or a material breach of the obligations of such indemnified party under this Agreement or under any other Loan Document, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment, IT BEING THE INTENT OT OF THE PARTIES HERETO THAT ALL SUCH INDEMNIFIED PARTIES SHALL BE INDEMNIFIED FOR THEIR ORDINARY SOLE, COMPARATIVE OR CONTRIBUTORY NEGLIGENCE. In any investigation, enforcement matter, proceeding or litigation, or the preparation therefor, the Banks, the Arranger and the Administrative Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel (including the non-duplicative allocated cost of internal counsel), and settlement costs. In the event of the commencement of any such proceeding or litigation against the Banks or the Administrative Agent by third parties, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its expense. In the case of an investigation, litigation or proceeding to which the indemnity in this §16.1 applies, such indemnity shall be effective, subject to the limitations above, whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower’s equity-holders, Affiliates or creditors or such an indemnified party, whether or not such indemnified party is otherwise a party thereto, whether it is based on contract, tort or any other theory and whether or not the transactions contemplated hereby are consummated. Without limiting the provisions of §3.1.3, this §16.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

§16.2.    No party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto or against any other Bank-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this §16.2 shall relieve any Loan Party of any obligation it may have to indemnify an indemnified party, as provided in §16.1 or any other written agreement to which such Loan Party is a party, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. To the extent permitted by applicable law, each Loan Party agrees not to assert, and each Loan Party hereby waives, any claim against any Bank-Related Person for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet or any Approved Electronic Platform), except, in the case of any Bank-Related Person, to the extent such Liabilities result from the gross negligence or willful misconduct of such Bank-Related Person, as determined by a court of competent jurisdiction in a final and nonappealable judgment.

§16.3.         The provisions of this §16 shall survive the termination of the Commitments and the repayment of the Loans and satisfaction of all the Obligations hereunder and under the Loan Documents.

§17.        AMENDMENTS, WAIVERS, ETC.

§17.1.    No failure or delay by the Administrative Agent or any Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Banks hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or the Guarantor therefrom shall in any event be effective unless the same shall be permitted by §17.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Bank or any of their Related Parties may have had notice or knowledge of such Default or Event of Default at the time. To the extent permitted by law, no course of dealing or delay or omission on the part of any of the Banks or the Administrative Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower or the Guarantor shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§17.2.    Except as otherwise provided in §17.3, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Banks, and delivered to the Administrative Agent, or by the Borrower and the Administrative Agent with the prior written consent of the Majority Banks; provided that no such agreement shall (i) increase the Commitment of any Bank without the prior written consent of such Bank; (ii) reduce the principal amount of any Loan, or reduce the rate of interest on any Loan or reduce any fees payable hereunder, in each case, without the prior written consent of each Bank affected thereby; (iii) postpone the scheduled date of any payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (including by means of any amendment or waiver of the definition of the term “Commitment Termination Date”), in each case, without the prior written consent of each Bank affected thereby; (iv) release the Guarantor from its Guarantee of the Obligations hereunder without the prior written consent of each Bank; (v) change §§12.4 or 29 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments required thereby (or, with respect to §12.4, the order of application required thereby) without the prior written consent of each Bank adversely and directly affected thereby; or (vi) change any of the provisions of this §17.2 or any provision of this Agreement requiring action by all the Banks, or the percentage of Banks constituting “Majority Banks”, without the prior written consent of each Bank; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

§17.3.    Notwithstanding anything to the contrary herein:

(a)           this Agreement may be amended as provided in §3.3;

(b)           no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except with respect to (i) any waiver, amendment, consent or modification referred to in clauses (i), (ii) or (iii) of the first proviso set forth in §17.2 and (y) any waiver, amendment, consent or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank;

(c)           if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks unless, prior to such time, Banks comprising the Majority Banks have delivered to the Administrative Agent written notice that such Majority Banks object to such amendment; and

(d)           this Agreement and any other Loan Document may be amended or amended and restated without the consent of any Bank (but with the consent of the Borrower, the Guarantor and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended and restated), the Commitment of such Bank shall have terminated and such Bank shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

§18.         TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

§18.1.    Confidentiality. Each of the Banks and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Administrative Agent; provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §18, or becomes available to any of the Banks or the Administrative Agent on a non-confidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel, employees, advisors and/or agents for any of the Banks or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or any of its Affiliates or the Administrative Agent or any self-regulatory body in which any of such Persons participates, or to auditors or accountants, (e) to the Administrative Agent or any Bank, (f) in connection with any litigation to which any one or more of the Banks, the Administrative Agent or any Affiliate of any of the foregoing is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to an Affiliate of any Bank or the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap, derivative or other transactions referenced to credit or other risks or events arising under this Agreement or any other Loan Document or to any credit insurance provider relating to the Borrower and its Obligations so long as such assignee, participant, counterparty or credit insurance provider, as the case may be, agrees to be bound by a confidentiality agreement the provisions of which shall be no less restrictive than this §18.1, (i) to the extent such information is independently discovered or developed by a party hereto without utilizing any information received from the Borrower or violating the terms of this §18.1, (j) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities hereunder or (k) with the consent of the Borrower. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement and the other Loan Documents.

§18.2.    Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Banks and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such Governmental Authority) or pursuant to legal process.

§18.3.    Other. In no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished to it or any of its Affiliates by the Borrower or any of its Subsidiaries. The obligations of each Bank under this §18 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Bank.

§19.        SURVIVAL OF COVENANTS, ETC. Unless otherwise stated herein, all covenants, agreements, representations and warranties made by the Loan Parties hereunder, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantor pursuant hereto shall be deemed to have been relied upon by the Banks and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by them, and shall survive the making by the Banks of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation (other than contingent obligations for which no claim or demand has been made on the Borrower) is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of §§3.1, 3.4, 3.5, 7.11, 14, 15, 16, 28.3, 28.5, 33, 34 and this §19 (and any other provision hereof that by the terms thereof is expressed so to survive) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the termination of the Commitments or the termination of this Agreement or any provision hereof.

§20.        ASSIGNMENT AND PARTICIPATION

§20.1.    It is understood and agreed that each Bank shall have the right to assign at any time all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Eligible Assignee with the prior written consent (not to be unreasonably withheld or delayed) of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (provided that (x) the Borrower’s consent shall not be required in the case of an assignment by a Bank to any other Bank, any Bank Affiliate of any Bank or any Approved Fund of any Bank and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof); provided that (a) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement, (b) the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an amount equal to or greater than (except in the case of an assignment by a Bank to any other Bank or any Bank Affiliate, or unless otherwise agreed to by the Borrower and the Administrative Agent) $1,000,000 (or, if less, the entire amount of such Bank’s Commitment or Loans), provided that no assigning Bank that retains a Commitment hereunder shall have a Commitment of less than $5,000,000, (c) the parties to each assignment shall execute and deliver to the Administrative Agent (i) an Assignment and Assumption or (ii) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, provided, that the Administrative Agent may, in its sole discretion, elect to waive such assignment fee, (d) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Subject to acceptance and recording thereof by the Administrative Agent in the Register, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto except that it shall continue to be entitled to the benefits of §§3.1, 3.4, 3.5, 14 and 16); provided that no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this §20.1 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with §20.3.

§20.2.    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

§20.3.     Each Bank shall also have the right to grant participations to one or more Eligible Assignees in its Commitment and the Loans; provided that (a) such Bank’s obligations under this Agreement shall remain unchanged, (b) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. The documents evidencing any such participation shall limit such participant’s voting rights with respect to this Agreement and the other Loan Documents to the matters set forth in clauses (i) through (v) of the first proviso of §17.2. Each such participant shall be entitled to the benefit of §3.4 to the extent of its participation, subject to the limitations set forth therein. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under §5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

§20.4.     Anything contained in this §20 to the contrary notwithstanding, any Bank may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto or thereto.

§20.5.     The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree to be bound by provisions no less restrictive than §18 hereof.

§21.        PARTIES IN INTEREST. All the terms of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto; provided that neither the Borrower nor the Guarantor shall assign or transfer its rights or obligations hereunder or thereunder without the prior written consent of each of the Banks and the Administrative Agent (and any attempted assignment or transfer without such consent shall be null and void ab initio).

§22.        NOTICES, ETC.

§22.1.     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in §22.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)            if to the Borrower, to the address, e-mail address or telephone number specified for the Borrower on Schedule 22;

(b)            if to the Guarantor, to it in care of the Borrower at the address, e-mail or telephone number specified for the Borrower on Schedule 22;

(c)            if to the Administrative Agent from any Loan Party, to JPMorgan Chase Bank, N.A., at the address, e-mail address or telephone number separately provided by the Administrative Agent to the Borrower;

(d)            if to the Administrative Agent from any Bank, to the address, e-mail address or telephone number specified for the Administrative Agent on Schedule 22; and

(e)            if to any Bank, to the address, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Bank on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower or its securities).

Each of the Borrower, the Guarantor and the Administrative Agent may change its address, e-mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Bank may change its address, e-mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in §22.2, shall be effective as provided in §22.2.

§22.2.     Electronic Communication. Notices and other communications may be delivered or furnished, in addition to e-mail, by other electronic communication (including by using an Approved Electronic Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Bank pursuant to §2 if such Bank has notified the Administrative Agent that it is incapable of receiving notices under §2 by such electronic communication. The Administrative Agent or any Loan Party may each, in its discretion and in addition to e-mail, agree to accept notices and other communications to it hereunder by such electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices and other communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices and other communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

§22.3.     Each Loan Party further agrees that (i) the Administrative Agent and/or the Arranger may make the Communications and/or information provided by or on behalf of any Loan Party hereunder available to the Banks by posting the Communications and such other information on an Approved Electronic Platform and (ii) certain of the Banks (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Communications and such other information that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking such Communications and other information “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Banks to treat such Communications and other information as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications and other information subject to §18.1, they shall be treated as set forth in §18.1); (y) all Communications and other information marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Communications and other information that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Side Information.” Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to borrower materials that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

§23.         [RESERVED].

§24.         [RESERVED].

§25.         WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BECAUSE OF, AMONG OTHER THINGS, MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

§26.         GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC.

§26.1.     GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND ANY CLAIM, CONTROVERSY, DISPUTE, PROCEEDING OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, IN EACH CASE, SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE DETERMINATION OF WHETHER THE SPECIFIED ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE SPECIFIED ACQUISITION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO LAWS THAT MAY BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

§26.2.     SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION, PROCEEDING OR LITIGATION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) FOR THE ENFORCEMENT OF THIS AGREEMENT OR OTHERWISE IN ANY WAY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, IN EACH CASE, SHALL BE BROUGHT BY IT (OR ON ITS BEHALF) EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, PROCEEDING AND LITIGATION. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION, PROCEEDING OR LITIGATION OR THAT SUCH SUIT, ACTION, PROCEEDING OR LITIGATION BROUGHT IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION, PROCEEDING OR LITIGATION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

§26.3.     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN §22. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

§27.        SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this §27, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

§28.         GUARANTY.

§28.1.     Guaranty. For value received and hereby acknowledged and as an inducement to the Banks to make the Loans available to the Borrower, the Guarantor hereby unconditionally and irrevocably guarantees (a) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations now or hereafter existing, whether for principal, interest, fees, expenses or otherwise, and (b) the strict performance and observance by the Borrower of all agreements, warranties and covenants applicable to the Borrower in the Loan Documents and (c) the obligations of the Borrower under the Loan Documents (the foregoing collectively being hereafter referred to as the “Guaranteed Obligations”).

§28.2.     Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Bank or the Administrative Agent with respect thereto. The liability of the Guarantor under the guaranty granted under this Agreement with regard to the Guaranteed Obligations shall be absolute and unconditional irrespective of:

(a)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document (with regard to such Guaranteed Obligations);

(b)            any release or amendment or waiver of or consent to departure from any other guaranty for all or any of its Guaranteed Obligations;

(c)            any change in ownership of the Borrower;

(d)            any acceptance of any partial payment(s) from the Borrower or the Guarantor; or

(e)            any other circumstance whatsoever which might otherwise constitute a defense available to, or a discharge of, a guarantor or surety or the Borrower in respect of any of the Guaranteed Obligations under any Loan Document.

§28.3.     Enforcement. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of the Borrower, and no defect in or insufficiency or want of powers of the Borrower or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against the guaranty of the Guarantor under this Agreement. The guaranty of the Guarantor under this Agreement is a continuing guaranty and shall (a) survive any termination of this Agreement, and (b) remain in full force and effect until payment in full of, and performance of, all Guaranteed Obligations and all other amounts payable under this Agreement. The guaranty by the Guarantor under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Banks or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. The guaranty of the Guarantor under this Agreement is a guaranty of payment (and not of collection) made for the benefit of the Administrative Agent, the Banks and other holders of the Guaranteed Obligations and their successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, the Banks or any other Person first to exercise any rights against the Borrower, or to resort to any other source or means of obtaining payment of any of the said obligations or to elect any other remedy.

§28.4.     Waiver. Except as otherwise specifically provided in any of the Loan Documents, the Guarantor hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and the guaranty of the Guarantor under this Agreement and any requirement that the Banks, the Administrative Agent or any other Person protect, secure, perfect any security interest or Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person. The Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

§28.5.     Expenses. The Guarantor hereby promises to reimburse (a) the Administrative Agent for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys’ fees), incurred or expended in connection with the preparation, filing or recording, or interpretation of the guaranty of the Guarantor under this Agreement, the other Loan Documents or any amendment, modification, approval, consent or waiver hereof or thereof, and (b) the Administrative Agent, the Banks and their respective Related Parties for all reasonable out-of-pocket fees and disbursements (including reasonable attorneys’ fees), incurred or expended in connection with the enforcement of any of the Guaranteed Obligations (whether or not legal proceedings are instituted). The Guarantor will pay any taxes (including any interest and penalties in respect thereof) other than the Banks’ taxes based on overall income or profits, payable on or with respect to the transactions contemplated by the guaranty under this Agreement, the Guarantor hereby agreeing to indemnify each Bank with respect thereto.

§28.6.     Concerning Joint and Several Liability of the Guarantor.

§28.6.1   The Guarantor hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Borrower, with respect to the payment and performance of all of the Guaranteed Obligations (including, without limitation, any Guaranteed Obligations arising under this §28), it being the intention of the parties hereto that all of the Guaranteed Obligations shall be the joint and several obligations of the Guarantor and the Borrower without preferences or distinction among them.

§28.6.2   If and to the extent that the Borrower shall fail to make any payment with respect to any of the Guaranteed Obligations as and when due or to perform any of the Guaranteed Obligations in accordance with the terms thereof, then in each such event the Guarantor will make such payment with respect to, or perform, such Guaranteed Obligation.

§28.6.3   The guaranty of the Guarantor under the provisions of this §28 constitute full recourse obligations of the Guarantor enforceable against the Guarantor to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

§28.6.4   The Guarantor hereby waives notice of acceptance of its joint and several liability or notice of any Loans made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Banks or any other Person under or in respect of any of the Guaranteed Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. The Guarantor hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Guaranteed Obligations, the acceptance of any payment of any of the Guaranteed Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Banks or any other Person at any time or times in respect of any Default or Event of Default by the Borrower or the Guarantor in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Loan Document, any and all other indulgences whatsoever by the Administrative Agent, the Banks or any other Person in respect of any of the Guaranteed Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Guaranteed Obligations or the addition, substitution or release, in whole or in part, of the Borrower. Without limiting the generality of the foregoing, the Guarantor assents to any other action or delay in acting or failure to act on the part of the Banks, the Administrative Agent or any other Person with respect to the failure by the Borrower or the Guarantor to comply with the Guaranteed Obligations or its obligations under the guaranty, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this §28, afford grounds for terminating, discharging or relieving the Guarantor, in whole or in part, from any of the Guaranteed Obligations under this §28, it being the intention of the Guarantor that, so long as any of the Guaranteed Obligations hereunder remain unsatisfied, the guaranty of the Guarantor under this §28 shall not be discharged except by performance and then only to the extent of such performance. The guaranty of the Guarantor under this §28 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the Borrower or the Guarantor or the Banks or the Administrative Agent. The joint and several liability of the Guarantor hereunder shall continue in full force and effect notwithstanding any absorption, merger, consolidation, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of the Borrower or the Guarantor, the Banks or the Administrative Agent.

§28.6.5   The Guarantor shall be liable under this §28 only for the maximum amount of such liabilities that can be incurred under applicable law without rendering this §28 voidable under applicable law relating to fraudulent conveyance and fraudulent transfer, and not for any greater amount. Accordingly, if any obligation under any provision under this §28 shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Guarantor, the Administrative Agent and the Banks that any balance of the obligation created by such provision and all other obligations of the Guarantor under this §28 to the Banks or the Administrative Agent shall remain valid and enforceable, and that all sums not in excess of those permitted under applicable law shall remain fully collectible by the Banks and the Administrative Agent from the Borrower or the Guarantor, as the case may be.

§28.6.6   The provisions of this §28 are made for the benefit of the Administrative Agent, the Banks and the other holders of the Guaranteed Obligations and their successors and assigns, and may be enforced in good faith by them from time to time against the Guarantor as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or the Banks first to marshal any of their claims or to exercise any of their rights against the Borrower or the Guarantor or to exhaust any remedies available to them against the Borrower or the Guarantor or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy.

§28.7.     Waiver. Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise and the Guarantor hereby waives any rights the Guarantor may have against the Borrower arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Bank in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Borrower in respect of any liability of the Borrower to the Guarantor; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Bank.

§28.8.     Subrogation; Subordination. The payment of any amounts due with respect to any indebtedness of the Borrower for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to the Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Banks and the Administrative Agent and be paid over to the Administrative Agent at Default, for the benefit of the Banks and the Administrative Agent on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions hereof.

§28.9.     Consent and Confirmation. The Guarantor hereby (i) consents, acknowledges and agrees to the amendment and restatement of the Existing Credit Agreement provided hereby and set forth herein, (ii) confirms and ratifies in all respects this Agreement and the enforceability of this Agreement in accordance with its terms, and (iii) confirms and agrees that the Guarantor’s payment and performance obligations under this Agreement, and the Guaranteed Obligations, do and shall continue as to and include all Obligations upon and after the effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement contemplated hereby.

§29.        PRO RATA TREATMENT.

§29.1.     Notwithstanding anything to the contrary set forth herein but subject to §2.17, each payment or prepayment of principal and interest received hereunder shall be distributed pro rata among the Banks, in accordance with the aggregate outstanding amount of the principal or interest owing to each Bank.

§29.2.     Each Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Loan Party (pursuant to §13 or otherwise), including a secured claim under Section 506 of the Bankruptcy Code or any other Debtor Relief Law or other security or interest arising from or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of the Loans and other Obligations held by it as a result of which the unpaid principal portion of the Loans and interest thereon and fees payable to it hereunder shall be proportionately less than the unpaid principal portion of the Loans and interest thereon and fees payable to it hereunder held by any other Bank, it shall be deemed to have simultaneously purchased from each such other Bank a participation in the Obligations held by such other Bank, so that the aggregate unpaid principal amount of the Loans and interest thereon and fees payable to it hereunder held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of the Loans and interest thereon and fees payable hereunder as the principal amount of the Loans and interest thereon and fees payable to it hereunder held by it prior to such exercise of banker’s lien, setoff or counterclaim was to the aggregate principal amount of all Loans and interest thereon and fees payable hereunder prior to such exercise of banker’s lien, setoff or counterclaim; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this §29 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest and (ii) the provisions of this §29.2 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as from time to time amended) (including the application of funds arising from the existence of a Defaulting Bank) or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this §29.2 shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Person as fully as if such Person had made a Loan directly to the Borrower in the amount of such participation.

§30.        FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

§31.        USA PATRIOT Act. Each Bank hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party, information concerning its direct and indirect holders of equity interests and other Persons exercising control over it, and other information that will allow such Bank to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with the USA PATRIOT Act.

§32.        NO ADVISORY OR FIDUCIARY RESPONSIBILITY. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Banks and the Arranger are arm’s-length commercial transactions between the Borrower and the Guarantor, on the one hand, and the Administrative Agent and the Banks, on the other hand, (B) each of the Borrower and the Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Bank and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Guarantor or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Bank nor the Arranger has any obligation to the Borrower, the Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Banks and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantor and their respective Affiliates, and none of the Administrative Agent, any Bank or the Arranger has any obligation to disclose any of such interests to the Borrower, the Guarantor or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the Guarantor hereby waives and releases any claims that it may have against the Administrative Agent, the Banks and the Arranger with respect to any breach or alleged breach of any agency or fiduciary duty to the Borrower, the Guarantor or any of their respective Affiliates in connection with any aspect of any transaction contemplated hereby.

§33.        PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the NYFRB Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

§34.        COUNTERPARTS; ELECTRONIC EXECUTION. This Agreement and each other Loan Document may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document and/or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to §22), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (b) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and any Loan Party, Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged Electronic Record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such Electronic Records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Administrative Agent, any Bank or any of their Related Parties for any Liabilities arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

§35.         ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS. Solely to the extent any Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

§36.         INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

§37.         ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

§37.1.     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

§37.2.     As used in this §37, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

WASTE MANAGEMENT, INC.

By:	/s/ Leslie Nagy
Name:	Leslie K. Nagy
Title:	Vice President & Treasurer

WASTE MANAGEMENT HOLDINGS, INC.

By:	/s/ Leslie Nagy
Name:	Leslie K. Nagy
Title:	Vice President & Treasurer

[Signature Page to Term Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Bank

By:	/s/ Marlon Mathews
Name:	Marlon Mathews
Title:	Executive Director

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

BARCLAYS BANK PLC

by
/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK branch, as a Bank

By:
/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

By:
/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

Name of Bank: Goldman Sachs Bank USA

by
/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

MIZUHO BANK, LTD.

by
/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA

By
/s/ Frans Braniotis
Name: Frans Braniotis
Title: Managing Director

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

AGRICULTURAL BANK OF CHINA, NEW YORK BRANCH

by
/s/ Nelson Chou
Name: Nelson Chou
Title: SVP & Head of Corporate Banking Department

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

Name of Bank: BANK OF CHINA, NEW YORK BRANCH

by
/s/ Raymond Qiao
Name: Raymon Qiao
Title: Executive Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

BNP PARIBAS:

by
/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

by
/s/ Nicolas Doche
Name: Nicolas Doche
Title: Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

Name of Bank: MUFG BANK, LTD.

by
/s/ Cameron Farrell
Name: Cameron Farrell
Title: Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

by
/s/ Michael Cuccia
Name: Michael Cuccia
Title: Senior Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

Name of Bank: ROYAL BANK OF CANADA

By:
/s/ Raja Khanna
Name: Raja Khanna
Title: Authorized Signatory

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION

by
/s/ Rosa Pritsch
Name: Rosa Pritsch
Title: Director

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

Truist Bank:

by
/s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Director

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

by
/s/ Kara P. Van Duzee
Name: Kara P. Van Duzee
Title: Senior Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO

WASTE MANAGEMENT, INC.

TERM CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,

By
/s/ Steven Chen
Name: Steven Chen
Title: Vice President

[Signature Page to Term Credit Agreement]

EXHIBIT A

FORM OF LOAN NOTICE

[ ], 20[ ]

JPMorgan Chase Bank, N.A., as Administrative Agent

4041 Ogletown Stanton Road, Floor 2

Newark, DE 19713

Attention: Loan & Agency Services Group

Email: joshua.scholnick@jpmorgan.com; sarah.spaar@jpmorgan.com

Ladies and Gentlemen:

Reference is made to that certain Term Credit Agreement dated as of August 28, 2024 (as amended, modified, supplemented, restated and in effect from time to time, the “Credit Agreement), among Waste Management, Inc., a Delaware corporation (the “Borrower”), Waste Management Holdings, Inc., as Guarantor, the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower hereby requests (select one):

☐	A borrowing of Loans
☐	A conversion of Loans
☐	A continuation of Term SOFR Loans

1.	On (a Business Day).
2.	In the aggregate principal amount of $ .[1]
3.	Comprised of:	☐	Base Rate Loans

☐	Term SOFR Loans
4.	For Term SOFR Loans: with an Interest Period of months.
5.	[The location and number of the Borrower’s account to which funds are to be disbursed is [ ].][2]

1 Each borrowing of, conversion to or continuation of Term SOFR Loans must be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that a continuation of an outstanding Term SOFR Borrowing may be in a principal amount that is equal to such outstanding Borrowing. Each borrowing of or conversion to Base Rate Loans must be in an aggregate principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof.

2 Only applicable to borrowing of Loans on the Funding Date.

WASTE MANAGEMENT, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate dated ________

JPMorgan Chase Bank, N.A., as Administrative Agent

Reference is made to that certain Term Credit Agreement dated as of August 28, 2024 (as amended, modified, supplemented, restated and in effect from time to time, the “Credit Agreement), among Waste Management, Inc., a Delaware corporation (the “Borrower”), Waste Management Holdings, Inc., as Guarantor, the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

I, _______________, [Chief Financial Officer] [Chief Accounting Officer] [Corporate Treasurer] of the Borrower certify that (i) no Default or Event of Default exists, (ii) Schedule I hereto sets forth a true and correct computation of the Leverage Ratio as of [ ] and (iii) Schedule II hereto sets forth a true and correct computation of compliance with §8.1 of the Credit Agreement as of [ ].

WASTE MANAGEMENT, INC.

By:
Name:
Title:

SCHEDULE I TO EXHIBIT B

§9 Leverage Ratio

Consolidated Net Income (or Deficit)	$___________(i)
Plus (without duplication):
interest expense	$___________(ii)
equity in losses (earnings) of unconsolidated entities	$___________(iii)
income taxes	$___________(iv)
non-cash write-downs or write-offs of assets	$___________(v)
losses attributable to the extinguishment of Indebtedness	$___________(vi)
Minus non-cash extraordinary gains on the sale of assets	$___________(vii)

EBIT (sum of (i) through (vi) minus (vii))	$___________(a)

Consolidated Net Income (or Deficit) of Acquired Businesses	$___________(i)
Plus (without duplication):
interest expense	$___________(ii)
equity in losses (earnings) of unconsolidated entities	$___________(iii)
income taxes	$___________(iv)
non-cash write-downs or write-offs of assets	$___________(v)
losses attributable to the extinguishment of Indebtedness	$___________(vi)
Minus non-cash extraordinary gains on the sale of assets outside the ordinary course of business	$___________(vii)

EBIT of Acquired Businesses (sum of (i) through (vi) minus (vii))	$___________(b)

Sum of (a) plus (b)	$___________(c)

Plus:
Depreciation expense	$___________(i)
Amortization expense	$___________(ii)

EBITDA (sum of (c), (i) and (ii))	$___________(d)

The sum of the following (calculated on a consolidated basis for the Borrower and its Subsidiaries)[3]:
Indebtedness for borrowed money	$___________(i)
Obligations for deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business which either (i) are not overdue by more than ninety (90) days) or (ii) are being disputed in good faith and for which adequate reserves have been established)	$___________(ii)
Obligations evidenced by notes, bonds, debentures or other similar debt instruments	$___________(iii)
Obligations under conditional sales or other title retention agreements	$___________(iv)
Obligations, liabilities and indebtedness under Capitalized Leases	$___________(v)
Obligations, liabilities and indebtedness under surety, performance or other bonding arrangements (to the extent that a surety has been called upon to make payment on a bond)	$___________(vi)
Guaranties of the Indebtedness of others	$___________(vii)
Indebtedness secured by liens or encumbrances on property	$___________(viii)
Non-contingent reimbursement obligations with respect to letters of credit	$___________(ix)

Total Debt (sum of (i) through (ix))	$___________(e)

Ratio of (e) to (d)	________:________

Maximum permitted:[4]	3.75 : 1.00

3 Calculation to exclude Permitted Receivables Transactions.

4 If an acquisition permitted under the Credit Agreement involving aggregate consideration in excess of $200,000,000 occurs during a fiscal quarter, the Borrower shall have the right to increase the maximum permitted Leverage Ratio required to be maintained under §9 of the Credit Agreement to 4.25:1.00 during an Elevated Leverage Ratio Period so long as there is at least one fiscal quarter end after the end of each Elevated Ratio Leverage Period at which the Leverage Ratio is less than or equal to 3.75:1.00; provided that there shall be no more than two Elevated Leverage Ratio Periods during the term of the Credit Agreement.

SCHEDULE II TO EXHIBIT B

SCHEDULE II

[To be attached]

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations of [the Assignor] [the respective Assignors] under the credit facility identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Loan Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

5 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

6 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

7 Select as appropriate.

8 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:	______________________________

[Assignor [is][is not] a Defaulting Bank]

2.	Assignee[s]:	______________________________

[for each Assignee, indicate [Bank Affiliate][Approved Fund] of [identify Bank]]

3.	Borrower:	Waste Management, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	Term Credit Agreement dated as of August 28, 2024, among Waste Management, Inc. (the “Borrower”), Waste Management Holdings, Inc., as Guarantor, the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Loan Interest[s]:

Assignor[s][9]	Assignee[s][10]	Aggregate Amount of Commitments/ Loans of all Banks[11]	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitment/ Loans under such Facility[12]
		$	$	%

[7.	Trade Date:	__________________][13]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

9 List each Assignor, as appropriate.

10 List each Assignee and, if available, its market entity identifier, as appropriate.

11 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

12 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Banks.

13 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name
Title:

[Consented to and]14 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][15]

[Waste Management, Inc.

By:
Name:
Title:

14 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

15 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I TO EXHIBIT C

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.         Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Loan Interest, (ii) [the][such] Assigned Loan Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements, warranties and representations made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a Bank under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies all the requirements to be an assignee under §20 of the Credit Agreement (subject to such consents, if any, as may be required under §20 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Loan Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Loan Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Loan Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to §7.4 thereof and such other documents and information as it deems appropriate to make its own credit analysis, and its decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Loan Interest is made independently and without reliance on the Administrative Agent, any Arranger, [the][any] Assignor or any other Bank or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Loan Interest, and (vi) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger, [the][any] Assignor or any other Bank or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank and (c) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, the Assignee represents and warrants, and agrees to, each of the matters set forth in §15.6 of the Credit Agreement, including that the Loan Documents set out the terms of a commercial lending facility.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Loan Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee[s] and the Assignor by an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1

Form of U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Credit Agreement, dated as of August 28, 2024 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Waste Management, Inc., a Delaware corporation (the “Borrower”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Borrower, as Guarantor, the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of §3.1.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(h)(c)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-2

Form of U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Credit Agreement, dated as of August 28, 2024 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Waste Management, Inc., a Delaware corporation (the “Borrower”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Borrower, as Guarantor, the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of §3.1.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-3

Form of U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Credit Agreement, dated as of August 28, 2024 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Waste Management, Inc., a Delaware corporation (the “Borrower”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Borrower, as Guarantor, the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of §3.1.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-4

Form of U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Credit Agreement, dated as of August 28, 2024 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Waste Management, Inc., a Delaware corporation (the “Borrower”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Borrower, as Guarantor, the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of §3.1.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E

FORM OF

SOLVENCY CERTIFICATE

[●], 202[●]

This Solvency Certificate is delivered pursuant to §11.3 of the Term Credit Agreement dated as of August 28, 2024 (the “Credit Agreement”), among Waste Management, Inc., a Delaware corporation (the “Borrower”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Borrower, as Guarantor, the Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in [his]/[her] capacity as an officer of the Borrower and not in an individual capacity, as follows:

1.              I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in §7.4(a) and (b) of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2.              As of the date hereof, before and immediately after giving effect to the Transactions, the Borrower on a consolidated basis is solvent (i.e., it has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and has, and expects to have, the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

WASTE MANAGEMENT, INC.

By:
Name:
Title:

SCHEDULE 1.1

EXISTING LIENS

1.	Various capital leases and similar purchase-money financings entered into by Subsidiaries of the Company in the ordinary course of business for equipment and facilities.

2.	The notes payable associated with the investments in federal low-income housing tax credits as described in (a) Note 8, Income Taxes, and Note 18, Variable Interest Entities, to the Company’s consolidated financial statements within its Annual Report on Form 10-K for the year ended December 31, 2023 and (b) Note 4, Income Taxes, and Note 13, Variable Interest Entities, to the Company’s condensed consolidated financial statements within its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.

SCHEDULE 2.1

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$1,419,300,000
Barclays Bank PLC	$638,700,000
Deutsche Bank AG New York Branch	$638,700,000
Goldman Sachs Bank USA	$638,700,000
Mizuho Bank, Ltd.	$638,700,000
The Bank of Nova Scotia	$638,700,000
Agricultural Bank of China, New York Branch	$300,000,000
Bank of China, New York Branch	$300,000,000
BNP Paribas	$248,400,000
MUFG Bank, LTD.	$248,400,000
PNC Bank, National Association	$248,400,000
Royal Bank of Canada	$248,400,000
Sumitomo Mitsui Banking Corporation	$248,400,000
Truist Bank	$248,400,000
U.S. Bank National Association	$248,400,000
Wells Fargo Bank, National Association	$248,400,000
Total	$7,200,000,000.00

SCHEDULE 6.7

LITIGATION

None.

SCHEDULE 6.15

ENVIRONMENTAL COMPLIANCE

None.

Schedule 8.1(a)

EXISTING INDEBTEDNESS

Name	Principal	Maturity
Waste Management Holdings senior notes:
$450,000,000 due 8/01/26	$223,019,000	8/1/2026
Total WM Holdings senior notes	$223,019,000

Canadian Senior Notes:
$500,000,000 CAD due 9/23/26	$365,523,796	9/23/2026
Total WM Canadian senior notes	$365,523,796

Tax-exempt bonds:
Okeechobee Series 2004A	$15,970,000	7/1/2039
Michigan due 8/1/2027	35,000,000	8/1/2027
Nashville (Tennessee) due 8/01/31	10,000,000	8/1/2031
Indiana due 10/01/31	10,000,000	10/1/2031
Miami Dade County Series 2007	25,000,000	9/1/2027
Miami Dade County Series 2011	20,000,000	11/1/2041
Gilliam County due 08/01/25	15,900,000	8/1/2025
Charles City (Virginia)	10,000,000	8/1/2027
Sussex County	10,000,000	6/1/2028
Gilliam County	15,000,000	7/1/2038
Gloucester (VA 2003A)	10,000,000	9/1/2038
California CPCFA due 7/01/31	19,000,000	7/1/2031
California CPCFA	35,700,000	11/1/2038
Mississippi due 3/1/27	10,000,000	3/1/2027
Mississippi due 3/1/29	10,000,000	3/1/2029
California CPCFA due 12/01/27	15,000,000	12/1/2027
Yavapai (Arizona) due 3/1/28	17,420,000	3/1/2028
Maricopa (Arizona) due 12/01/31	15,580,000	12/1/2031
Pennsylvania Series 2011	80,000,000	7/1/2041
State of New Hampshire	15,000,000	8/1/2024
California Municipal Finance Authority - 2009A	30,000,000	2/1/2039
Pennsylvania Series 2009	100,000,000	12/1/2033
Amelia, Virginia due 4/1/27	26,800,000	4/1/2027
Charles City (Virginia) due 4/1/27	10,000,000	4/1/2027
City of Granite City Illinois due 5/1/27	30,320,000	5/1/2027
Massachusetts due 5/1/27	15,000,000	5/1/2027
Yavapai (Arizona) due 6/1/27	30,000,000	6/1/2027
Denton County (TX 2003B)	10,000,000	5/1/2028
Charles City (Virginia due 2/1/29)	30,000,000	2/1/2029
Cobb County Series 2004B	10,000,000	4/1/2033
California CPCFA 2015 A-1	84,430,000	7/1/2025
California CPCFA 2015 A-2	28,000,000	7/1/2027
California CPCFA 2015 A-3	28,000,000	7/1/2040
New York Series 2012	25,000,000	5/1/2030
Tennessee - 2012	18,000,000	7/2/2035
Pennsylvania Series 2013	100,000,000	8/1/2045
South Carolina Series 2003A	15,000,000	7/1/2024
SW Illinois due 10/1/2027	4,700,000	10/1/2027
Mississippi due 7/1/28	10,000,000	7/1/2028
Washington due 7/1/30	20,000,000	7/1/2030
City of Mobile	4,175,000	10/1/2038
Tax-exempt bonds	$1,023,995,000

Other debt:
Corporate financing leases	$233,583,174	Various
Great Oak Landfill Capital Lease	9,443,101	1/31/2038
King George Royalty Agreement	25,742,831	9/30/2028
Low Income Housing Tax Credit investment obligations	382,946,268	Various
Prairie View Landfill Capital Lease	26,662,926	12/31/2023
WM Elizabeth Marine Terminal Capital Lease	32,856,669	8/31/2027
WM Temple Capital Lease	18,701,061	4/30/2071
El Sobrante	7,659,813	12/31/2059
Davis Street OMRF Capital Lease	29,183,832	12/1/2042
Other	88,912,634	Various
Other debt	$855,692,311

Total Existing Indebtedness(a)	$2,468,230,106

(a) Balances are as of June 30, 2024, except where otherwise noted. Excludes indebtedness incurred and scheduled payments made subsequent to June 30, 2024.

SCHEDULE 22

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Waste Management, Inc.

800 Capitol Street, Suite 3000

Houston, Texas 77002

Attention:	Leslie K. Nagy, Vice President and Treasurer
Telephone:	713-328-7438
Electronic Mail:	lnagy@wm.com and GCLegal@wm.com

Website Address: www.wm.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

If to the Administrative Agent from the Borrower or the Guarantor, to JPMorgan Chase Bank, N.A., at the address, email or telephone number separately provided by the Administrative Agent to the Borrower.

If to the Administrative Agent from any Bank, to it at:

JPMorgan Chase Bank, N.A.

4041 Ogletown Stanton Road, Floor 2

Newark, DE 19713

Attention: Loan & Agency Services Group

Tel: (302)-455-3026

Email: joshua.scholnick@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

4041 Ogletown Stanton Road, Floor2

Newark, DE 19713

Attention: Loan & Agency Services Group

Tel: (302)-455-3018

Email: sarah.spaar@jpmorgan.com

Agency Withholding Tax Inquiries:
E-mail: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Virtual Data rooms:
E-mail: covenant.compliance@jpmchase.com